UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement.	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

AMERICAN TOWER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2007

Dear Stockholder:

It is a pleasure to invite you to our 2007 Annual Meeting in Boston, Massachusetts on Wednesday, May 9, 2007 at 11:00 a.m., local time, to be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

The vote of every stockholder is important. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. Alternatively, you may also vote your shares over the Internet. Please refer to the enclosed proxy card for detailed instructions. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr.
Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2007

To the Stockholders:

The 2007 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, on Wednesday, May 9, 2007 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect eight Directors for the ensuing year or until their successors are elected and qualified;

2.	To approve the American Tower Corporation 2007 Equity Incentive Plan;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 12, 2007 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our Class A common stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

William H. Hess Executive Vice President, International Operations, General Counsel and Secretary

Boston, Massachusetts

March 21, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE

COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE

PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF

YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE IS NECESSARY IF THE PROXY

CARD IS MAILED WITHIN THE UNITED STATES. ALTERNATIVELY, PLEASE VOTE OVER

THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders to be held on May 9, 2007, or any adjournments or postponements thereof.

We are mailing this Proxy Statement together with our Annual Report to Stockholders for the year ended December 31, 2006, on or about March 27, 2007. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission (SEC), on February 28, 2007, except that exhibits are excluded.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed March 12, 2007, as the record date for determining holders of our Class A common stock (Common Stock) who are entitled to vote at the Annual Meeting.

With respect to the matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote. On March 12, 2007, there were 420,854,627 shares of our Common Stock outstanding and entitled to vote.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on March 12, 2007, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies by mail or over the Internet. Proxies in the enclosed form and proxies properly submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the approval of the American Tower Corporation 2007 Equity Incentive Plan;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

We will not count shares that abstain from voting on a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter and have not received instructions from the beneficial owner (broker non-votes), as votes in favor of such matter. Other than as described below, we will also not count them as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on proposal 1, election of Directors and proposal 3, ratification of the selection of our independent registered public accounting firm. However, in accordance with the rules of the New York Stock Exchange (NYSE), abstentions will be counted as votes cast and will have the effect of a vote against the approval of proposal 2, approval of our 2007 Equity Incentive Plan.

Voting of Proxies

You may vote by any one of the following means:

•	by mail;

•	over the Internet; or

•	in person, at the Annual Meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. Instructions for voting over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116. You may revoke a proxy submitted over the Internet and submit a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or, if submitted over the Internet, as indicated on the submission.

Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. We have retained The Altman Group, a proxy solicitation firm, to assist us in soliciting proxies. We expect to pay The Altman Group approximately $15,000 for these services, plus reasonable out-of-pocket expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us as of March 12, 2007, with respect to the shares of Common Stock that are beneficially owned as of such date by:

•	each Director;

•

our Chief Executive Officer and our Chief Financial Officer during the year ended December 31, 2006, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, whom we refer to collectively as named executive officers;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of March 12, 2007 through the exercise of an option, conversion feature or similar right. We refer to these options or rights as presently exercisable options. All percentages are based on the shares of Common Stock outstanding as of March 12, 2007. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	1,273,945	*
Raymond P. Dolan (2)	55,000	*
Ronald M. Dykes (3)	–	–
J. Michael Gearon, Jr. (4)	178,804	*
William H. Hess (5)	360,454	*
Carolyn F. Katz (6)	45,000	*
Gustavo Lara Cantu (7)	37,100	*
Fred R. Lummis (8)	537,399	*
Steven J. Moskowitz (9)	1,438,894	*
Pamela D.A. Reeve (10)	65,000	*
David E. Sharbutt (11)	25,000	*
Bradley E. Singer (12)	1,238,068	*
Samme L. Thompson (13)	18,258	*
All executive officers and Directors as a group (14 persons) (14)	5,304,072	1.2%

Five Percent Stockholders
T. Rowe Price Associates, Inc. (15) 100 E. Pratt Street, Baltimore, Maryland 21202	46,875,791	11.1%
FMR Corp. (16) 82 Devonshire Street, Boston, Massachusetts 02109	35,509,550	8.4%

*	Less than 1%

(1)	Includes 8,000 shares of Common Stock owned by Mr. Taiclet and presently exercisable options to purchase an aggregate of 1,265,945 shares of Common Stock.

(2)	Includes presently exercisable options to purchase an aggregate of 55,000 shares of Common Stock.

(3)	Mr. Dykes joined our Board of Directors in March 2007.

(4)	Includes 40,745 shares of Common Stock owned by Mr. Gearon directly, an aggregate of 38,059 shares of Common Stock owned by limited partnerships controlled by Mr. Gearon, and presently exercisable options to purchase an aggregate of 100,000 shares of Common Stock. Does not include 520,799 shares of Common Stock held by a trust for the benefit of Mr. Gearon’s children, of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust.

(5)	Includes 23,477 shares of Common Stock owned by Mr. Hess and presently exercisable options to purchase an aggregate of 336,977 shares of Common Stock.

(6)	Includes presently exercisable options to purchase an aggregate of 45,000 shares of Common Stock.

(7)	Includes 2,100 shares of Common Stock owned by Mr. Lara and presently exercisable options to purchase an aggregate of 35,000 shares of Common Stock.

(8)	Includes 311,147 shares of Common Stock owned by Mr. Lummis directly, an aggregate of 96,252 shares of Common Stock owned by trusts of which he is trustee and presently exercisable options to purchase an aggregate of 130,000 shares of Common Stock. Mr. Lummis disclaims beneficial ownership of all shares owned by the trusts, except to the extent of his pecuniary interest therein.

(9)	Includes 3,100 shares of Common Stock owned by Mr. Moskowitz and presently exercisable options to purchase an aggregate of 1,435,794 shares of Common Stock.

(10)	Includes presently exercisable options to purchase an aggregate of 65,000 shares of Common Stock.

(11)	Includes presently exercisable options to purchase an aggregate of 25,000 shares of Common Stock.

(12)	Includes 5,000 shares of Common Stock owned by Mr. Singer and presently exercisable options to purchase an aggregate of 1,233,068 shares of Common Stock.

(13)	Includes 8,258 shares of Common Stock owned by Mr. Thompson and presently exercisable options to purchase an aggregate of 10,000 shares of Common Stock.

(14)	Includes presently exercisable options to purchase an aggregate of 4,768,034 shares of Common Stock.

(15)	Based on a Schedule 13G/A filed on February 9, 2007, T. Rowe Price Associates, Inc. (T Rowe) has sole voting power over 15,137,043 shares of Common Stock, sole dispositive power over 46,604,291 shares of Common Stock and beneficial ownership of 46,875,791 shares of Common Stock. Such amounts consist of shares held by T Rowe and shares that are subject to warrants and conversion privileges (Conversion Shares) held by T Rowe, including 42,682 Conversion Shares reflected in the shares for which T Rowe has sole voting power, 475,609 Conversion Shares reflected in the shares for which T Rowe has sole dispositive power and 475,609 Conversion Shares reflected in the shares beneficially owned by T Rowe.

(16)	Based on a Schedule 13G/A filed on February 14, 2007, FMR Corp. (FMR) has sole voting power over 5,116,296 shares of Common Stock and sole dispositive power over 35,509,550 shares of Common Stock. Edward C. Johnson 3d, Chairman of FMR, has sole voting power over 106,820 of these shares and sole dispositive power over 32,624,219 of these shares. FMR’s Schedule 13G/A indicates that certain subsidiaries and affiliates of FMR are considered beneficial owners of such shares, as set forth below. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 31,822,824 shares of Common Stock (includes 1,115,452 shares of Common Stock that may be acquired through the conversion of our 3.25% convertible notes). Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 14,000 shares of Common Stock. Strategic Advisors, Inc., a wholly owned subsidiary of FMR, is the beneficial owner of 328 shares of Common Stock. Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 106,820 shares of Common Stock. Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 680,575 shares of Common Stock. Fidelity International Limited (FIL), who provides management services for certain investors, is the beneficial owner of 2,885,003 shares of Common Stock. FMR and FIL filed the Schedule 13G/A as if they own such shares on a joint basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our By-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the stockholders or by the majority of Directors then in office. We currently have nine Directors serving on our Board of Directors.

Of our nine current Directors, eight are standing for re-election at the Annual Meeting. One of our current Board members, Mr. Lummis, is not standing for re-election, and his term will expire at the Annual Meeting. The Board of Directors has nominated for election as Directors at the Annual Meeting the eight Directors listed below and has fixed the size of the Board at eight members effective as of the Annual Meeting. Messrs. Dykes and Sharbutt are the only nominees for Director standing for election by our stockholders for the first time, having joined our Board in March 2007 and July 2006, respectively. Messrs. Dykes and Sharbutt were each identified as a candidate for election to the Board of Directors by our Chief Executive Officer. All of the Directors nominated for election at the Annual Meeting were recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

Directors elected at the Annual Meeting will hold office until the 2008 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees become unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the nominees listed below.

Required Vote

The election of Directors requires a plurality of the votes properly cast by or on behalf of the holders of Common Stock at the Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the next Annual Meeting or until their successors are duly elected and qualified.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he or she served as a Director, each as of March 12, 2007.

Nominee	Principal Occupations and Business Experience During the Past Five Years
James D. Taiclet, Jr. Age 46	Mr. Taiclet is our Chairman, President and Chief Executive Officer. Mr. Taiclet has been a Director since November 2003 and Chairman of the Board of Directors since February 2004. Mr. Taiclet joined American Tower in September 2001 as President and Chief Operating Officer and was named our Chief Executive Officer in October 2003. Prior to joining us, Mr. Taiclet had been President of Honeywell Aerospace Services, a part of Honeywell International, since March 1999. From March 1996 until March 1999, Mr. Taiclet served as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. Mr. Taiclet was also previously a consultant at McKinsey & Company, specializing in telecommunications and aerospace.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Raymond P. Dolan Age 49

Mr. Dolan has been a Director and member of the Compensation Committee since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee, and in February 2005, he was appointed the Chairperson. Mr. Dolan is the Chief Executive Officer of QUALCOMM Flarion Technologies. Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since

May 2000, until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile.

Ronald M. Dykes Age 60	Mr. Dykes has been a Director since March 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes had worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. From October 2000 through December 31, 2005, Mr. Dykes also served as a director of Cingular Wireless, most recently as Chairman of the Board.

Carolyn F. Katz Age 45	Ms. Katz has been a Director since February 2004 and was appointed to the Compensation Committee and the Audit Committee in April 2004. Since December 2001, Ms. Katz has been a consultant providing financial and strategic analysis for telecommunications companies. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc.

Gustavo Lara Cantu Age 57	Mr. Lara has been a Director since November 2004 and was appointed to our Nominating and Corporate Governance Committee in February 2005. Mr. Lara most recently served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara had worked for the Monsanto Company in various capacities for over 24 years.

Pamela D.A. Reeve Age 57	Ms. Reeve has been a Director since March 2002, and the Lead Director of the Board since May 2004. Ms. Reeve has been a member of the Audit Committee since August 2002, and in April 2004, Ms. Reeve was appointed to the Compensation Committee as the Chairperson. From August 2002 to February 2005, Ms. Reeve also served on the Nominating and Corporate Governance Committee. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless telecommunications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent eleven years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve serves as a director of NMS Communications Corp.

Nominee	Principal Occupations and Business Experience During the Past Five Years

David E. Sharbutt Age 57	Mr. Sharbutt has been a Director since July 2006. Mr. Sharbutt most recently served as Chief Executive Officer and Chairman of Alamosa Holdings, Inc., a provider of wireless personal communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since Alamosa was founded in July 1998 and was named Chief Executive Officer of Alamosa in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. While at CHR Solutions, Mr. Sharbutt worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services.

Samme L. Thompson Age 61	Mr. Thompson has been a Director since August 2005 and was appointed to the Compensation Committee in May 2006. Mr. Thompson served as a director of SpectraSite from June 2004, until our merger with SpectraSite in August 2005. Beginning in 2002 to present, Mr. Thompson has served as the President of Telit Associates, Incorporated, a financial and strategic advisory firm. Mr. Thompson worked for Motorola, Inc. as Senior Vice President and Director, Strategy and Corporate Development from 1999 to 2002. Mr. Thompson has over 34 years of management experience and currently serves on the Board of Directors of USA Mobility, Inc.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to ensure that the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that the Board is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the NYSE.

You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investors” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2006, the Board hired an independent consultant to design and implement a process for these self-evaluations. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with the members of each of the committees and the full Board. The information gathered in these sessions was compiled in a written report to our Nominating and Corporate Governance Committee, which used these results to review and assess the Board’s composition, responsibilities, structure, processes and effectiveness. We expect to carry out similar Board and committee self-evaluations in 2007.

Orientation and Education

Each newly elected Director is required to visit our corporate headquarters to attend a customized Board orientation program that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on the Company’s business and practices. We are also committed to the ongoing education of our Directors, and from time to time, conduct presentations to the Board of Directors regarding corporate governance processes and practices, our business and our industry by external experts in the respective field. Additionally, beginning in 2007, we encouraged each of our independent Directors to attend at least one board education course offered by either academic institutions or professional service organizations at the Company’s expense.

Determination of Independence

Under NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has established guidelines to assist it in determining whether a Director has a material relationship with the Company under NYSE rules. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•

is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, American Tower for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues; or

•

is an executive officer of another company which is indebted to American Tower, or to which American Tower is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

is a director of another company that does business with American Tower, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of American Tower with respect to such other company; or

•

serves as an executive officer of any tax-exempt organization, unless American Tower’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board who are independent (as defined above).

Based on their compliance with the guidelines established by the Board, the Board has determined that each of Messrs. Albert, Dolan, Dykes, Lara, Lummis, Sharbutt and Thompson and Messes. Katz and Reeve has no material relationship with the Company and is “independent” under Section 303A.02(b) of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Albert, Dykes, Lara and Lummis and Ms. Reeve had no relationship with the Company, other than being a Director and/or stockholder. For each of Messrs. Dolan, Dykes, Sharbutt and Thompson and Ms. Katz, the Board determined that only immaterial relationships existed between the Director and the Company, as follows:

Mr. Dolan is an employee of a company that does business with American Tower. In January 2006, QUALCOMM Incorporated acquired Flarion Technologies, Inc., of which Mr. Dolan served as Chairman and Chief Executive Officer. In connection with the acquisition, Mr. Dolan became the Chief Executive Officer of QUALCOMM Flarion Technologies, Inc., a subsidiary of QUALCOMM. QUALCOMM is a customer of the Company. In accordance with the NYSE independence rules, Mr. Dolan recuses himself from deliberations of the Company’s Board with respect to QUALCOMM. In each of the last three years, payments to American Tower from QUALCOMM were less than 2% of QUALCOMM’s gross revenues.

Mr. Dykes is a former employee and former director of companies that do business with American Tower. Mr. Dykes is the former Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. From October 2000 through December 31, 2005, Mr. Dykes also served as a Director of Cingular Wireless, most recently as Chairman of the Board. As of December 31, 2005, BellSouth Corporation owned an approximate 40% economic interest in Cingular Wireless. In December 2006, BellSouth Corporation merged with AT&T, Inc., and the surviving entity assumed control of 100% of Cingular Wireless. BellSouth Corporation is a customer of the Company and Cingular Wireless is one the Company’s largest customers. In each of the last three years, payments to American Tower from Cingular Wireless were less than 2% of the gross revenues of Cingular Wireless. Under the NYSE listing standards and the Company’s guidelines, a Director who is a former employee or former director of a company that makes or made payments to the Company may be considered independent, even if the relationship between the two companies continues.

Ms. Katz is a director of a company that does business with American Tower. Ms. Katz serves on the Board of Directors of NII Holdings, Inc. (together with its affiliates, NII Holdings). NII Holdings lease space on the Company’s towers in Mexico and Brazil, and the Company has purchased towers from NII Holdings in Mexico and Brazil. In accordance with the NYSE independence rules, Ms. Katz recuses herself from deliberations of the Company’s Board with respect to NII Holdings. During 2006, NII Holdings paid the Company an aggregate of approximately $44.7 million, representing approximately 3.4% of the Company’s 2006 total revenues and approximately 1.9% of NII Holdings’ 2006 total revenues. In addition, during the year ended December 31, 2006, the Company acquired an aggregate of 83 towers in Mexico and Brazil from NII Holdings for a total purchase price of approximately $8.8 million. Ms. Katz also served on the board of IWO Holdings, Inc., a customer of the Company, until October 2005, when IWO Holdings was acquired by Sprint Nextel. In addition, from 1984 to 2000, Ms. Katz worked for Goldman Sachs & Co., an investment bank, most recently as a Managing Director. Goldman Sachs & Co. has provided services to the Company in the past and may provide services to the Company in the future.

Mr. Sharbutt is a former employee and former director of a company that does business with American Tower. Mr. Sharbutt served as Chairman and Chief Executive Officer of Alamosa Holdings, Inc., until it was acquired in February 2006 by Sprint Nextel Corporation. In each of 2004 and 2005, payments to American Tower from Alamosa Holdings were less than 2% of Alamosa Holdings’ gross revenues. Alamosa Holdings ceased to exist as a stand-alone entity in February 2006 when it was acquired by Sprint Nextel. Under the NYSE listing standards and the Company’s guidelines, a Director who is a former employee or former director of a company that makes or made payments to the Company may be considered independent, even if the relationship between the two companies continues.

Mr. Thompson is a director of a company that does business with American Tower. Mr. Thompson serves on the Board of Directors of USA Mobility, Inc. USA Mobility leases space on the Company’s towers in the United States. In accordance with the NYSE independence rules, Mr. Thompson recuses himself from deliberations of the Company’s Board with respect to USA Mobility. During 2006, USA Mobility paid the Company an aggregate of approximately $13.4 million, representing approximately 1.0% of the Company’s 2006 total revenues and approximately 2.7% of USA Mobility’s 2006 total revenues.

Director Candidates

The Nominating and Corporate Governance Committee works with the Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience of the Board as a whole and its individual members. The process followed by the Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include a candidate’s general understanding of marketing, finance and other elements relevant to the success of a large publicly traded company in today’s business environment, understanding of our business, and educational and professional background. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a Director for re-election, the Nominating and Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. The Board has designated the Nominating and Corporate Governance Committee, which consists solely of non-management Directors, to handle communications from stockholders and other interested parties. Stockholders and other interested parties who wish to send communications on any topic to the Board and its non-management Directors should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116.

Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters covered by repetitive or duplicative communications.

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties. Under the policy, related parties mean our executive officers and Directors and stockholders owning in excess of five percent of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by persons that are related parties, or an entity in which a related party has a substantial ownership interest or control of such entity. The policy covers any transaction that is not available to employees or Directors generally, or any transaction exceeding $120,000 in which the related party has a direct or indirect material interest.

The policy provides that all related party transactions are to be reviewed and approved by the Nominating and Corporate Governance Committee. Under the policy, management shall recommend to the Nominating and Corporate Governance Committee any related party transaction to be entered into by the Company, including the proposed aggregate value of such transaction. After review, the Nominating and Corporate Governance Committee shall approve or disapprove such transaction and management shall continue to update the Nominating and Corporate Governance Committee as to any material change to that proposed transaction. In the event a related party transaction is entered into by management prior to approval by the Nominating and Corporate Governance Committee, such transaction shall be subject to ratification by the Nominating and Corporate Governance Committee. If ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2006, our Board held four regular meetings in person and ten special meetings in person or by telephone. Each of the current Directors who was then in office attended at least 75% of the aggregate number of meetings of our Board and the committees on which that Director served. Six of the seven Directors standing for re-election at our 2006 Annual Meeting of Stockholders attended the meeting in person or by phone. We encourage, but do not require, Directors to attend our annual meeting of stockholders.

Ms. Reeve was appointed Lead Director in May 2004, and she continues to serve the Board in this role. The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. In addition, the Lead Director serves as chairperson of the Board’s executive sessions of non-management Directors, as defined under the rules of the NYSE. Executive sessions of non-management Directors are held at least four times a year, and any non-management Director can request that an additional executive session be scheduled.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each Committee has a charter that has been approved by the Board. All of the current members of each of the Board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act).

The current membership of each committee, the number of meetings held by each committee during the year ended December 31, 2006, and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond P. Dolan	–	X	Chair
Ronald M. Dykes (1)	–	–	–
Carolyn F. Katz	X	X	–
Gustavo Lara Cantu	–	–	X
Fred R. Lummis (2)	Chair	–	X
Pamela D.A. Reeve (3)	X	Chair	–
David E. Sharbutt	–	–	–
Samme L. Thompson	–	X	–
James D. Taiclet, Jr. (4)	–	–	–

Total meetings in 2006	12	9	5

(1)	Mr. Dykes was elected to the Board in March 2007 and has not yet been elected to any Board committees.
(2)	Mr. Lummis is not standing for re-election at the Annual Meeting.
(3)	Ms. Reeve is the Lead Director of the Board.
(4)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole employee Director of the Board.

Audit Committee. Our Audit Committee consists of Mr. Lummis (Chairperson), Ms. Katz and Ms. Reeve. Each of Mr. Lummis, Ms. Katz and Ms. Reeve is an audit committee financial expert under the rules of the SEC and has the accounting and/or related financial management expertise required under the rules of the NYSE. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of the members serve on the audit committees of more than two other public companies. Mr. Lummis is not standing for re-election to the Board at the Annual Meeting. Our Board has elected Mr. Sharbutt to succeed Mr. Lummis on the Audit Committee. Our Board of Directors has determined that Mr. Sharbutt is an audit committee financial expert under the rules of the SEC and has the accounting and/or related financial management expertise required under the rules of the NYSE. We currently expect that Ms. Katz will be designated as the Chairperson of the Audit Committee.

During the year ended December 31, 2006, the Audit Committee held 12 meetings. The meetings were designed to facilitate and encourage communications between members of the Audit Committee, our internal auditors, and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our internal accounting controls and policies and procedures. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our financial disclosures, the review of our Code of Conduct, the establishment of “whistle-blowing” procedures, and the oversight of other compliance matters.

Compensation Committee. Our Compensation Committee consists of Ms. Reeve (Chairperson), Mr. Dolan, Ms. Katz and Mr. Thompson. During the year ended December 31, 2006, the Compensation Committee held nine meetings. The primary responsibilities of the Compensation Committee are to assist the Board in establishing compensation policies for the Board and our executive officers, including approval of any employment agreements or arrangements with executive officers. The Compensation Committee also reviews and approves corporate goals and objectives relative to executive compensation, evaluates executive performance in light of those goals and objectives, and determines executive compensation levels based on this evaluation, including as it relates to our President and Chief Executive Officer. This committee also is responsible for administering our stock option plans and approving any proposed amendments or modifications thereto, as well as reviewing and approving Compensation Committee reports for inclusion in appropriate regulatory filings.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Dolan (Chairperson), Mr. Lara and Mr. Lummis. During the year ended December 31, 2006, the Nominating and Corporate Governance Committee held five meetings. This committee assists the Board by establishing performance criteria for the annual evaluation of the Board and its committees and overseeing the annual self-evaluation by Board members. This committee also assists in identifying and recommending qualified individuals to serve on the Board and its committees. In addition, this committee assists the Board in developing and recommending Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), approves or ratifies all related party transactions, and generally advises the Board with respect to Board committee charters, composition and protocol.

In addition to these three standing committees, in May 2006, the Board established a special committee of independent Directors to conduct a review of our historic stock option granting practices and related accounting (Special Committee) and a special committee of independent Directors to review all litigation claims made against certain of our current and former officers and Directors in connection with our historic stock option granting practices and related accounting (Special Litigation Committee). The members of the Special Committee are Messrs. Lummis, Sharbutt and Thompson and the members of the Special Litigation Committee are Ms. Katz and Mr. Thompson.

Audit Committee Report

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2006 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Fred R. Lummis, Chairperson

Carolyn F. Katz

Pamela D.A. Reeve

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and 2005 (in thousands):

	2006	2005
Audit Fees	$4,251	$3,080
Audit Related Fees	294	655
Tax Fees	109	650

Total Fees	$4,654	$4,385

Audit Fees. These are fees related to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, consultations regarding accounting and financial reporting and statutory audits required by foreign jurisdictions and in 2005, services related to comfort letters and consents related to registration statements filed with the SEC. For the year ended December 31, 2006, audit fees include $1,563,500 related to the restatement of our consolidated financial statements in connection with the review of our historic stock option granting practices and related accounting.

Audit Related Fees. These fees relate to professional services provided in connection with the (1) stand-alone audit of the consolidated financial statements of American Towers, Inc. (ATI) and certain borrower subsidiaries under the American Tower credit facility, (2) stand-alone audit of the consolidated financial statements of SpectraSite Communications, Inc. and certain borrower subsidiaries under the SpectraSite credit facility, (3) due diligence services performed in connection with strategic transactions, primarily the merger with SpectraSite, Inc., and (4) audits of our employee benefit plans.

Tax Fees. These fees include fees for consulting services related to tax planning, advice and assistance with international and other tax matters of $109,000 and $100,000 for the years ended December 31, 2006 and 2005, respectively. In addition, tax fees include $550,000 for the year ended December 31, 2005, for professional services related to tax return compliance and related matters.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any member of the Audit Committee the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2006 and the report of the Compensation Committee of our Board of Directors, which can be found on page 27 of this Proxy Statement.

Compensation Philosophy

We believe that our named executive officers play a critical role in the operational and financial performance of our Company that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to our performance. In establishing executive compensation, we seek to create a balance that achieves our executive retention objectives, while rewarding our executives under a philosophy of pay-for-performance. We believe that we accomplish this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based incentive compensation.

Compensation Objectives

We believe that the quality, commitment and performance of our executives are critical factors affecting the long-term value of the Company. Accordingly, our executive compensation objectives include:

•	retaining our executives and aligning their interests with stockholder interests;

•	rewarding our executives for individual performance; and

•	rewarding our executives for contributions to Company performance, including achievements of both financial and non-financial objectives.

In addition, we use benchmarks and peer group comparisons to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

•	annual base salary;

•	performance bonus awards; and

•	long-term incentive compensation.

We do not provide extensive perquisites to our executive officers. In addition, our executives are only offered the same defined contribution retirement plan, health care, insurance and other welfare and employee-benefit programs that we offer to all of our eligible employees.

Role of the Compensation Committee

The Compensation Committee (Committee) of our Board of Directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Committee’s written charter, its responsibilities include establishing compensation policies for Directors and executive officers; approving employment agreements or arrangements with executive officers; administering our 1997 Stock Option Plan (1997 Plan) and approving grants under the 1997 Plan; and making recommendations regarding any other incentive compensation or equity-based plans. A copy of the Committee charter is posted on the Investors section of our public website, www.americantower.com. During 2006, our Committee consisted of Ms. Reeve (Chair), Ms. Katz, Mr. Dolan and Mr. Thompson (who joined the Committee in May 2006), each of whom is an independent Director as determined by our Board of Directors, based upon the NYSE rules and our independence guidelines.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Committee has historically engaged the services of a compensation consultant. Since 2003, the Committee has used compensation consultants to provide input on trends in executive compensation, obtain an outside perspective on our executive compensation practices and assist with our peer group benchmarking analysis. Compensation consultants are retained by the Committee, not by management, and report directly to the Committee. In the course of providing services to the Committee, however, compensation consultants routinely work with management in furtherance of the Committee’s objectives. In 2006, the Committee retained the services of Pearl Meyer & Partners, a Clark Consulting Practice (Pearl Meyer) to assist with its review of overall compensation for our executive officers and Directors. Pearl Meyer also assisted the Committee in preparing our 2006 peer group benchmarking analysis and provided advice and assistance regarding the SEC’s new executive compensation disclosure rules. In addition, Pearl Meyer has provided guidance with respect to the proposed American Tower Corporation 2007 Equity Incentive Plan, as discussed in Proposal 2 of this Proxy Statement, and the review of various types of long-term incentive vehicles by the Committee. Pearl Meyer does not otherwise provide services to the Company and receives no other compensation from the Company.

Compensation Determinations

In making determinations with respect to amounts and elements of executive compensation, the Committee generally considers evaluations of each executive’s achievements relative to annual goals and objectives; performance reviews for each executive, including input from internal and external sources; the potential for future contributions by each executive to our long-term success; and a benchmarking analysis against a group of peer companies.

Evaluation and Performance Review Process

Our executive compensation determinations are driven in large part by our comprehensive evaluation and performance review process. Under this process, at the end of each year, the Chief Executive Officer works with the Committee to finalize his goals and objectives, as well as goals and objectives for the Company, for the next year. The Chief Executive Officer works with each of the other executive officers to establish their goals and objectives, which are then reviewed and approved by the Committee. Once the Committee approves these goals and objectives, they form the basis for the goals and objectives of our senior vice presidents, vice presidents, directors and managers. In this way, each individual’s goals and objectives contribute to the overall goals and objectives of our Chief Executive Officer and the Company. The goals and objectives for the Company typically relate to financial performance and operational achievements. Individual goals and objectives are generally grouped into categories relating to investors and customers, management and employees, strategy and operations. Each executive officer’s individual goals and objectives vary according to the roles and responsibilities of the executive, but are intended to complement the goals and objectives of the other members of our executive team.

Our review process is designed to measure each executive’s performance against his or her goals for that year, and includes a mid-year and full-year evaluation. For named executive officers other than the Chief Executive Officer, this review process is conducted by our Chief Executive Officer. In addition to considering financial and other quantitative metrics, input is also compiled from internal sources familiar with the executive officer’s performance and achievements, as well as external sources, such as customers and other business associates. Following the mid-year review process, the Chief Executive Officer reports to the Committee on the progress achieved relative to his and each other executive officer’s goals and objectives as measured through the first half of the calendar year. As part of the year-end evaluation process, the Chief Executive Officer prepares written evaluations for each executive officer, which are then presented to the Committee for discussion. Based on these evaluations and performance reviews, the Chief Executive Officer recommends compensation packages for each executive officer, as well as the recommended framework for our overall compensation plan for the following year for senior vice presidents, vice presidents, directors and managers. These evaluations and performance reviews are an essential part of the process by which the Committee determines executive compensation, and are a significant factor in the Committee’s determinations with respect to performance bonuses. In the case of our Chief Executive Officer, he provides the Chairperson of the Committee with a report on his performance as compared to his established goals and objectives. The Chairperson of the Committee then prepares a written evaluation of the Chief Executive Officer that includes input from individuals familiar with the performance and achievements of the Chief Executive Officer. The Chairperson of the Committee makes a recommendation to the Committee based on the evaluation and performance reviews of the Chief Executive Officer, which is then subject to review by the Committee.

After considering the executives’ performance against full prior year goals and objectives, the Committee then typically makes its final determinations with respect to compensation in February or March. We generally pay out bonuses, if any, to our executive officers and other eligible employees in February or March of each year. As discussed below, under our new procedures regarding stock option grants, if the Committee determines to grant stock options pursuant to our annual all-employee option grant, any such option grants, including grants to executives, will take place on a predetermined date in March of each year.

Peer Group Benchmarking

In establishing the total executive compensation for each year, including appropriate measures for performance bonus awards, the Committee reviews compensation for executives in comparable positions at a peer group of other companies. In 2006, Pearl Meyer assisted the Committee in selecting the peer group and preparing the peer group analysis.

For 2006, the Committee considered a peer group consisting of companies in the communications site leasing industry and companies with comparable revenues and market capitalizations, as well as executive labor market and product competitors, historic peer group firms and firms with similar business models. Accordingly, our peer group includes other tower companies, real estate investment trusts and companies in wireless telecommunications and related industries. For 2006, the peer group included the following companies:

• Archstone-Smith Trust	• AvalonBay Communities, Inc.	• Boston Properties, Inc.
• Citizens Communications Company	• Crown Castle International Corp.	• Equity Residential
• Global Signal, Inc.	• Juniper Networks, Inc.	• Network Appliance, Inc.
• NII Holdings, Inc.	• Public Storage, Inc.	• Vornado Realty Trust

The peer group may change from year to year depending on changes in the marketplace and the business focus of the Company.

Pearl Meyer’s analysis involved a comparison of total compensation for each of our executives against that of executives in similar positions in the peer group companies, as well as an analysis of each component of compensation. The specific components of total compensation reviewed by Pearl Meyer included base salaries, total cash payments (salary plus bonus) and long-term incentives. For purposes of valuing our long-term incentive compensation, Pearl Meyer determined the value of our stock option grants to our executives in 2006 using a Black-Scholes option value calculation.

In considering the peer group benchmarking analysis, our Committee initially targets total compensation for our executives at the median of the peer group. As our executives demonstrate their performance over time, the Committee generally increases this target. Given the length of service of our executives and their history of performance, the Committee targeted total compensation for 2006 for our current executive officers at the seventy-fifth percentile of the peer group (assuming bonus targets are met). We expect above-average performance of our executive officers, and assuming they continue to perform at high levels, the Committee believes that their compensation should be set accordingly.

Based on the evaluation and performance review process and the peer group benchmarking analysis described above, the Committee will consider the amounts and elements of compensation for our executive officers, both for the past fiscal year in determining bonus and stock option grants and for the upcoming fiscal year in setting base salaries and bonus targets. For all executive officers other than our Chief Executive Officer, the Committee will establish and approve the compensation determinations based on recommendations from the Chief Executive Officer. With respect to compensation of our Chief Executive Officer, the Chairperson of the Committee will make a recommendation based on the evaluation and performance reviews of our Chief Executive Officer.

Elements of Compensation

Our compensation arrangements with our executive officers consist of a combination of annual base salary, performance bonus awards, and long-term incentive compensation in the form of stock option grants under our 1997 Plan. We have compensated our executive officers using these forms of compensation throughout our history, and we believe they have been effective for the Company. In determining allocations among these three forms of compensation, we generally set base salary at a level to accomplish our management retention goals, set bonus targets to reward operating results, and award stock options to focus management on creating long-term stockholder value.

Annual Base Salary

We believe that establishing an appropriate level of annual base salary for our executives is an important element in retaining and motivating our executive officers. In determining base salaries for our executive officers, the Committee considers the responsibilities of each position and the skills and experience required for each job. The Committee’s determinations are influenced heavily by the evaluations and performance reviews for each executive officer and the recommendations presented to the Committee by our Chief Executive Officer, as discussed above. In addition, the Committee reviews the peer group benchmarking analysis, and finally, reviews total compensation for reasonableness prior to making any final determinations.

In furtherance of our executive retention goals, we allocated a substantial portion of total cash compensation to our executives in the form of base salary in 2006. We historically have established a base salary for our executives that represents approximately two-thirds of their total annual cash payments, with performance bonus representing approximately one-third of cash payments (assuming bonus targets are met). Based on the peer group analysis, with the exception of Messrs. Taiclet and Moskowitz, annual base salaries for our named executive officers in 2006 were at or above the seventy-fifth percentile. The annual base salaries of Messrs. Taiclet and Moskowitz were at the sixty-fifth percentile and fifty-fifth percentile, respectively, of the peer group.

With respect to the base salary of Mr. Taiclet, we note that his 2006 base salary was at the sixty-fifth percentile of the peer group. Mr. Taiclet joined the Company in September 2001 as our President and Chief Operating Officer, and when he became our Chief Executive Officer in October 2003, we increased his salary in connection with his promotion and the increase in his responsibilities. Given that Mr. Taiclet was an internal successor to our former Chief Executive Officer, Mr. Taiclet did not receive a significant salary premium when he became our Chief Executive Officer. As a result, we believe that Mr. Taiclet’s base salary has been relatively low compared to those individuals serving as chief executive officers at our peer group companies.

While the Committee has approved base salary increases for Mr. Taiclet over the last several years, it has not recommended an increase that would place Mr. Taiclet in the seventy-fifth percentile for base salary. We recognize that we have a small senior management team relative to the size of our Company, which we believe fosters a team approach and greater collaboration among our executive officers. Given this team orientation, we generally limit the relative difference in base salaries among our executive officers. In 2006, this resulted in Messrs. Taiclet and Moskowitz receiving base salaries below the seventy-fifth percentile of our peer group. Rather than increase their base salaries, we determined to award Messrs. Taiclet and Moskowitz option grants that would bring their total compensation for 2006 in line with our targeted total compensation of at or above the seventy-fifth percentile of the peer group.

Performance Bonus Awards

We believe that annual cash bonus awards are an effective tool in motivating our executives by rewarding them for individual performance and for contributions to Company performance. In determining performance bonus awards for our executive officers, the Committee considers the achievements of each executive officer relative to his or her individual goals and objectives for the year, as well as the Company’s achievement of its goals and objectives for the year. For 2006, the achievement of Company goals and objectives represented 40% of the performance bonus targets for our executives, while the achievement of individual goals and objectives represented 60% of executive bonus targets.

Generally, if we meet our performance goals for the year and the executive meets his performance goals for the year, the executive would be eligible to receive a performance bonus equal to such executive’s bonus target. For 2006, this bonus target was 50% of base salary. If we exceed our goals and/or the executive exceeds his or her goals, the performance bonus could be subject to increase at the discretion of the Committee. Likewise, if we did not meet our goals and/or the executive did not meet his goals, the performance bonus would be subject to decrease, or elimination, at the discretion of the Committee. In a typical year, the Committee does not award performance bonuses below 75% of the bonus target or above 150% of the bonus target. Accordingly, based on a performance bonus target for 2006 of 50% of base salary, bonuses for 2006 would generally range between 37.5% and 75% of base salary. While the Committee generally adheres to these guidelines, in certain circumstances, the Committee may award bonuses in excess of 150% or below 75% of the bonus target. For example, in 2005, the year in which we completed our merger with SpectraSite, Inc., the Committee awarded bonuses in excess of 150% of the bonus target.

Company goals typically relate to financial performance, including rental and management segment revenue and Adjusted EBITDA, and are generally based on the full year outlook provided by us to investors in the first fiscal quarter of each year. On February 24, 2006, we issued a press release reporting our fourth quarter and full year results for 2005 that included our 2006 full-year outlook. In this press release, which we furnished to the SEC on Form 8-K, we indicated anticipated rental and management segment revenues for 2006 of between $1.245 billion and $1.270 billion and anticipated Adjusted EBITDA for 2006 of between $828 million and $856 million. Additional information regarding these financial metrics is set forth in the Form 8-K, dated February 24, 2006. For 2006, we generated rental and management segment revenues of approximately $1.294 billion and Adjusted EBITDA of approximately $868 million, as reported in our press release and Form 8-K dated February 20, 2007. These results exceeded the high end of our outlook for 2006, and accordingly, with respect to Company performance, the Committee determined that we exceeded our goals for 2006.

In evaluating Company performance, the Committee also took into account total return to stockholders as demonstrated by the 38% increase in our stock price during the year ended December 31, 2006 (as compared to 14% for the S&P 500 index). In addition, the Committee considered the Pearl Meyer peer group benchmarking analysis of Company performance, including their determination that we ranked first among the peer group companies in performance on both a one-year and three-year basis, based on overall average performance in terms of revenue growth, EBITDA as a percentage of revenue and total stockholder return.

In determining individual performance, the Committee relies primarily on the evaluations and performance reviews for each executive officer. As discussed above, these reviews are conducted by our Chief Executive Officer and include input from internal and external sources familiar with the performance of the executive. The Committee’s final determination as to any executive officer’s performance for the year is based upon its assessment of the executive’s achievement of his goals and objectives and his potential to enhance long-term stockholder value, and is not based upon rigid guidelines or formulas or short-term changes in our stock price.

With respect to individual performance, the Committee determined that our named executive officers attained or exceeded most of their goals for 2006. Among other things, the Committee considered the achievements of our named executive officers in the following areas when considering their individual performance for 2006:

•

For Mr. Taiclet, achievements with respect to investor and customer relations, enhanced management effectiveness and improved employee communication, as well as his efforts with respect to strategic and operational initiatives.

•

For Mr. Singer, achievements with respect to investor relations, employee development within our finance organization, managing and improving our capital structure and oversight of our financial reporting process, as well as his efforts with respect to strategic and operational initiatives.

•

For Mr. Gearon, achievements with respect to building relationships with our international customers, the operational performance of our international business and employee development within our international business, as well as his efforts in evaluating new markets and expansion opportunities.

•

For Mr. Moskowitz, achievements with respect to building relationships with our U.S. customers, the operational performance of our U.S. business, employee development within the U.S. Tower Division and implementation of process improvement initiatives, as well as his efforts with respect to the integration of SpectraSite, Inc.

•

For Mr. Hess, achievements with respect to the cross-functional involvement of our legal operations with our business units, employee development within our legal operations and the legal support provided to our Board of Directors, as well as his efforts with respect to international, strategic and operational initiatives.

For each of Messrs. Gearon and Moskowitz, as a result of the Company having exceeded its goals and such executives having attained or exceeded most of their individual goals, the Committee awarded performance bonuses above the 50% bonus target for 2006, awarding performance bonuses of 68% and 69%, respectively, of base salary.

The Committee also determined that Messrs. Taiclet, Singer and Hess attained or exceeded most of their individual goals for 2006, which would have resulted in bonus awards of 66%, 63% and 63%, respectively, of base salary. In evaluating the performance of each of these executives, however, the Committee also considered the previously disclosed findings of the Special Committee of the Company’s Board of Directors in connection with the Company’s review of its historic stock option granting practices and related accounting. As discussed under “— Option Granting Practices” below, the Special Committee concluded that from 1998 through 2005, the Company’s stock option granting processes, procedures and controls were inadequate, which contributed to a material weakness in the Company’s internal controls and led to a restatement of the Company’s financial statements. Because Messrs. Taiclet, Singer and Hess share oversight of certain aspects of the Company’s overall corporate administration and processes, the Committee concluded that they were partially responsible for the Company’s failure to appropriately administer its stock option plan and, accordingly, the Committee decided to reduce the bonus awards to these executives. Taking these reductions into account, the Committee determined to award performance bonuses to Messrs. Taiclet, Singer and Hess of 46%, 44% and 44%, respectively, of base salary.

In addition to our annual performance bonus awards, from time to time we award our employees, including our executive officers, discretionary bonus awards. These bonus awards, when awarded, generally relate to specific achievements or accomplishments that are separate from or above and beyond an executive’s goals and objectives for the year. For example, in connection with the closing of our merger with SpectraSite, Inc. in 2005, we granted special cash bonus awards to Messrs. Singer, Moskowitz and Hess in connection with the closing of the merger. During 2006, no special bonuses were paid to our executives outside of the annual performance bonus process.

Long-Term Incentive Compensation

We believe that including an equity-based incentive component of compensation is an effective tool for motivating our executives and employees. We have a broad-based stock option program in which every new full-time employee hired by us is eligible to receive an option to purchase at least 300 shares of our Common Stock. Thereafter, we typically grant additional options to our employees on an annual basis as part of an all-employee grant in connection with our annual performance review process. We believe that granting stock options to our executives serves to align executive compensation with long-term stockholder value. By awarding executive officers options to purchase shares of our Common Stock that vest over time, we believe that our executive officers will have a continuing stake in the long-term success of the Company. In determining the size of each stock option grant to be awarded to our executive officers, the Committee considers similar awards to individuals holding comparable positions within our peer group companies, overall Company performance, individual performance relative to annual goals and objectives and anticipated level of future contribution by the executive officer. The amount of stock options granted to each of our executives is generally determined so as to result in total compensation to each of our executives at or above the seventy-fifth percentile of our peer group.

We believe that our executive officers can create the largest impact on our Company by focusing on long-term goals. Accordingly, we historically have weighted our total executive compensation heavily towards stock options that vest over time. Given that we typically enter into long-term leases with our customers, we generate relatively predictable revenues. While our management can drive additional business, cost reduction efforts, process improvements and other short-term advancements, we believe that our executive officers’ focus on long-term achievements will create the greatest stockholder value for the Company. Management decisions on mergers and acquisitions, long-term contracts with major customers, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances will have the largest impact on the Company. Decisions on these types of matters may have a negative short-term impact on our performance and/or stock price, but result in long-term value. We believe that by granting our executives meaningful levels of option grants, they will have a greater incentive to focus on long-term results. Accordingly, our stock option grants tend to be above the seventy-fifth percentile of our peer group.

In March 2006, in connection with annual performance reviews, the Committee awarded option grants to each of our executive officers based on their performance for the year ended December 31, 2005 and expected future contributions to the Company. The Committee approved options to purchase our Common Stock to Mr. Taiclet for 500,000 shares, to Mr. Singer for 450,000 shares, to Mr. Gearon for 125,000 shares, to Mr. Moskowitz for 400,000 shares, and to Mr. Hess for 175,000 shares. Each of these option grants vests 25% annually over four years, commencing one year from the date of grant, has an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant, and has a term of ten years. Based on the peer group analysis, the stock option grants made to each of our named executive officers in 2006 are above the seventy-fifth percentile of our peer group.

While we generally have limited the relative difference in base salaries among our executive officers, our practice has been to award stock options to our executives in amounts that vary based on the executive’s scope of responsibility and the expected contributions of the executive and the executive’s operating unit to the Company. Accordingly, our largest stock option grants are typically awarded to our Chief Executive Officer, our Chief Financial Officer and the President of our U.S. Tower Division. In 2006, these roles were held by Messrs.

Taiclet, Singer and Moskowitz, respectively. Given the growth in our U.S. operations over the last two years, including as a result of our merger with SpectraSite in 2005, our international operations now represent a much smaller portion of our business. Accordingly, our option grant in 2006 to Mr. Gearon, President of American Tower International, was smaller than the grants to our other executives. In 2006, we determined the size of Mr. Hess’s option grant based on his strategic role as General Counsel and the extent of Mr. Hess’s involvement in high-impact corporate initiatives.

In 2006, the size of our annual option grants to our executives reflected a modest increase above our annual option grants in 2005. For each of Messrs. Taiclet, Singer and Moskowitz, our annual option grants in 2006 reflected an increase of between 11% – 14%, our option grant to Mr. Hess reflected an increase of 3%, and our option grant to Mr. Gearon remained unchanged from 2005. Over the last two years our stock price more than doubled, from $18.16 per share on January 3, 2005 to $37.28 per share on December 29, 2006. Given the impact of stock price on the Black-Scholes option value calculation, the rise in our stock price has resulted in a substantial increase in the Black-Scholes value of our options. Accordingly, although we generally have been consistent in our option granting practices over the last two years, the rise in our stock price has caused the value of these option grants under the Black-Scholes method to increase considerably. While we take into account the Black-Scholes valuation when determining the size of an option grant for an executive, we do not base our option grant determinations solely on a Black-Scholes analysis.

In addition to our practice of granting options in connection with our annual performance reviews, from time to time we award stock option grants to our employees, including our executive officers, related to specific achievements or accomplishments. For example, in connection with our merger with SpectraSite, Inc. in 2005, we granted stock options to employees involved in the merger and integration, including Mr. Moskowitz, who received an option to purchase 100,000 shares of our Common Stock as part of an incentive package related to his integration efforts. During 2006, no options were granted to our executives outside of the annual option grant process.

We typically grant options to our employees, including our executives, that vest annually over four years. We believe that options with four year vesting schedules create an incentive for our executives to focus on long-term results and that annual vesting provides an appropriate intermediate value as results are attained. We also believe that four year vesting contributes to employee retention. While we have considered the use of other long-term incentive vehicles in addition to and/or in lieu of stock options in the past, we currently rely solely on stock options for our long-term incentive compensation, in part because our 1997 Plan provides only for the grant of stock options and does not permit the grant of other stock-based awards. We also generally believe that the use of stock options has been successful in furthering our compensation objectives.

As set forth in Proposal 2 of this Proxy Statement, we are seeking stockholder approval of a new equity incentive plan at the Annual Meeting. Given that the 1997 Plan expires in November 2007, we believe that it is important to our executive compensation goals to implement a new equity incentive plan that will allow us to continue to grant stock options as part of our overall executive compensation. As discussed in Proposal 2, the new equity incentive plan provides greater flexibility than the 1997 Plan with respect to the types of equity-based awards that can be granted. Accordingly, if the new equity incentive plan is approved, we will have greater flexibility as to the types of equity-based awards that we can grant to our executives, and we may determine to change our stock option granting practices in favor of restricted stock units or other types of awards.

Perquisites

We do not believe in providing extensive perquisites to our executive officers. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers, and include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects. In addition, a number of our employees at our corporate offices in Boston, including our executive officers, are eligible for discounted parking. We have no outstanding loans of any kind to our executive officers. As set forth in the Summary Compensation Table, “All Other Compensation,” perquisites to executive officers are limited to an annual car allowance of $12,000 and reimbursement for related auto insurance premiums.

Compensation Determinations and Organizational Changes in 2007

In February 2007, the Committee established base salaries and bonus targets for our executive officers for 2007. For 2007, the Committee determined to further advance its pay-for-performance philosophy by maintaining the existing salary levels of our named executive officers and increasing their performance bonus target from 50% to 60% of base salary. Accordingly, in 2007, if bonus targets are met, base salary would represent approximately 62% of total cash compensation, with performance bonus representing approximately 38% of total cash compensation, thereby increasing the at-risk portion of target total cash compensation.

In February 2007, we also announced several changes to our organizational structure, which will result in changes to our named executive officers for 2007. Mr. Gearon, who joined the Company in 1998, announced that he was leaving the Company to devote more time to his personal endeavors and other interests. In addition, we announced that Mr. Hess would assume Mr. Gearon’s responsibilities in leading our international business as our new Executive Vice President, International Operations. As of the date hereof, Mr. Hess is our Executive Vice President, International Operations and General Counsel, as well as Secretary. In March 2007, we also announced that a new Executive Vice President, Chief Administrative Officer and General Counsel, would be joining the Company on April 1, 2007, who will assume the responsibilities of General Counsel as Mr. Hess transitions into his new role, as well as oversee our risk management, compensation and human resources functions.

In February 2007, the Committee approved the annual all-employee option grant, which included option grants to our executive officers. Pursuant to our revised option granting practices, these options were granted on March 15, 2007. We reduced the size of our option grants to our executives in 2007, which included options to purchase Common Stock to Mr. Taiclet for 350,000 shares, to Mr. Singer for 250,000 shares, to Mr. Moskowitz for 200,000 shares and to Mr. Hess for 175,000 shares. As Mr. Gearon left the Company prior to March 15, 2007, he was not awarded an option grant in 2007. Each of these option grants vests 25% annually over four years, commencing one year from the date of grant, has an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant, and has a term of ten years.

Employment and Other Agreements

In order to recruit and retain our executive officers, we enter into employment and other agreements with our executive officers from time to time. All agreements and arrangements with our executives are subject to review by the Committee. We have entered into letter agreements with each of our named executive officers that establish initial base salaries and target cash bonus awards, as well as severance benefits. In addition, we have entered into Noncompetition and Confidentiality Agreements with each of Messrs. Gearon and Hess. The terms of these agreements, as well as a tabular summary of the potential severance benefits that would be payable to each of our named executive officers if their employment was terminated, is set forth below under the heading “Employment and Severance Arrangements.”

In August 2001, we entered into a letter agreement with Mr. Taiclet as part of our efforts to recruit Mr. Taiclet to the Company as President and Chief Operating Officer. We recruited Mr. Taiclet with the expectation that he would become our Chief Executive Officer within three years time. Accordingly, the letter agreement was designed to provide Mr. Taiclet with certain benefits, including full vesting of stock options and one year of salary, if a change of control of the Company occurred or if Mr. Taiclet was not selected as our Chief Executive Officer. In October 2003, our former Chief Executive Officer retired (though retaining his role as Chairman of our Board of Directors), and Mr. Taiclet became our Chief Executive Officer.

In November 2003, we entered into letter agreements with each of Messrs. Singer, Moskowitz and Hess, and in February 2004, we entered into a letter agreement with Mr. Gearon, relating to their employment with the Company. We entered into the above employment agreements with our executive officers shortly after our former Chief Executive Officer retired and Mr. Taiclet became our Chief Executive Officer. Given this transition and the various issues facing the Company in 2003, we believed that these agreements were an appropriate retention tool for our executive officers at that time. In February 2007, in connection with Mr. Gearon’s separation from the Company, Mr. Gearon and the Company terminated his letter agreement.

We are also a party to Noncompetition and Confidentiality Agreements with each of Messrs. Gearon and Hess. Most recently, we entered into agreements with Messrs. Gearon and Hess in January 2004 in connection with the Company’s purchase of their equity interests in the Company’s Brazil subsidiary, ATC South America Holding Corp. In addition, in 2001, we entered into similar arrangements with Messrs. Gearon and Hess related to the Company’s Mexico subsidiary, ATC Mexico Holding Corp. (see “— Other Compensation” below).

Other Compensation

In addition to the compensation arrangements discussed above, we have established an investment and compensation framework in our international business that resulted in additional payments to Messrs. Gearon and Hess, who served as President and Chief Financial Officer of American Tower International, respectively, in the year ended December 31, 2006. This framework established at our Mexico subsidiary, ATC Mexico Holding Corp. (ATC Mexico), in 2001 and our Brazil subsidiary, ATC South America Holding Corp. (ATC South America), in 2004, was designed to create an investment opportunity for Mr. Gearon and an opportunity for our international team members to participate in the value created by their efforts in our international markets, which resulted in direct investments by Mr. Gearon and the establishment of option plans for ATC Mexico and ATC South America. At the time these arrangements were established, we believed that Mr. Gearon’s efforts were critical to growing our international business, and we worked to create an arrangement with Mr. Gearon pursuant to which Mr. Gearon and the international management team would take an ownership stake in our international business. These arrangements are described under the caption “Certain Relationships and Related Party Transactions” included in this Proxy Statement.

As a result of these arrangements, Messrs. Gearon and Hess, and certain other employees of our international business, purchased shares of common stock of ATC South America. During the year ended December 31, 2006, we repurchased all outstanding shares of common stock in ATC South America that we did not own. Our Board determined the fair market value of these repurchases with the assistance of an independent financial advisor, and as a result, we paid Mr. Gearon an aggregate of $20.5 million, resulting in a gain to Mr. Gearon of approximately $14.1 million based on his original investment in ATC South America, and we paid Mr. Hess an aggregate of $3.9 million, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment in ATC South America.

As a result of the efforts by Messrs. Gearon and Hess and other employees of our international team business, our international operations have experienced significant growth over the last five years. As of January 1, 2007, our international tower portfolio consisted of approximately 2,800 towers in Mexico and Brazil, as compared to approximately 600 towers as of January 1, 2001. Additionally, for the year ended December 31, 2006, our international operations generated an approximately 24% unlevered return on invested capital based on our total investment in our international business over the past seven years. We evaluate and consider from time to time expansion opportunities for our international business. While we do not currently anticipate creating investment opportunities or establishing separate stock option plans with respect to any future international expansion, we may determine to implement similar arrangements in the future. Any such transactions with our executive officers would be subject to approval and authorization by the Nominating and Corporate Governance Committee in accordance with our approval policies for related party transactions.

Option Granting Practices

We believe that the granting of stock options is an effective tool for motivating our executives and employees. We have a broad-based stock option program in which every full-time employee hired by us is eligible to receive an option to purchase at least 300 shares of our Common Stock. Thereafter, we typically grant new options to our employees on an annual basis as part of an all-employee grant in connection with our annual performance review process. As an employee’s level of responsibility increases, and an employee demonstrates performance, the size of the potential option grant may increase.

As previously disclosed, in May 2006, our Board of Directors established a Special Committee to conduct a review of our historic stock option granting practices and related accounting with the assistance of independent legal counsel and forensic auditors. On November 6, 2006, the Special Committee reported to our Board of Directors regarding its findings. Among its findings, the Special Committee determined that (i) for most stock option grants during the period from the Company’s becoming a public company in June 1998 and into 2005, the grant dates reported by the Company for accounting and financial reporting purposes were incorrect because they did not reflect the dates on which the grants were legally effective and (ii) from June 1998 through 2004, for certain large annual grants and many other individual grants, certain members of management followed a practice of choosing past dates as grant dates so as to use a lower exercise price, with the period of lookback appearing to range from a couple of days to eight weeks. The Special Committee concluded that from 1998 through 2005, our stock option granting processes, procedures and controls were inadequate and that we also had inadequate controls relating to, and failed to account properly for, certain modifications of outstanding stock option rights. Additional findings of the Special Committee are set forth in our annual report on Form 10-K/A for the year ended December 31, 2005, filed with the SEC on November 29, 2006.

The Special Committee found that we steadily improved option grant processes beginning in 2001, and that our efforts to improve and formalize procedures for option grants since early 2004 have had the effect of eliminating the practice of lookbacks. In 2006, in connection with the review by the Special Committee, we took further steps to improve our historic stock option granting practices. In August 2006, we implemented new procedures regarding stock option grants and stock option modifications, which include the following:

•

our annual broad-based all-employee option grant, if approved, will be on March 15 of each year (or, if not a business day, the first business day following March 15), unless we have not yet filed our Annual Report on Form 10-K for such year, in which case the grant will be delayed until the first business day following the filing of our Form 10-K with the SEC.

•

all new hire and promotional option grants must be approved by the Compensation Committee, with the grant dates for such options established as of the later of (i) the first business day of the calendar month following Compensation Committee action approving such grants and (ii) such future date as approved by the Compensation Committee.

•

unless otherwise expressly approved by the Compensation Committee, the exercise price for all stock option grants will be equal to the closing price of our Common Stock on the NYSE on the date of grant.

•

at or prior to the time the Compensation Committee meets or takes action by unanimous written consent to approve stock option grants, the Compensation Committee shall receive a complete schedule setting forth all details of the proposed option grants, and the date of grant for such options will be the first business day of the calendar month following Compensation Committee action approving such grants or a future date specified by the Compensation Committee in such approval.

•

any material change to the terms of a stock option grant following Compensation Committee approval must be submitted for approval by the Compensation Committee, and any modification to any material term of a stock option grant shall be effective as of the date of approval by Compensation Committee, or a future date specified by the Compensation Committee in such approval.

We believe that this new process corrected the inadequacies identified by the Special Committee in its findings. For more information regarding the stock option review and the findings of the Special Committee, please see our annual report on Form 10-K/A for the year ended December 31, 2005 filed with the SEC on November 29, 2006.

As set forth above, pursuant to our new stock option granting practices, our annual broad-based all employee option grant, if approved by the Compensation Committee, will now generally take place on March 15 of each year, following the filing of our Annual Report on Form 10-K with the SEC. Our new stock option grant practices also implement a rigid process for the approval of all new hire and promotional option grants. As set forth above, for all such option grants, the grant dates will be established as of the later of the first business day of the calendar month following Compensation Committee action approving such grants and the employee’s start date.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our stock and options to purchase our common stock, our executives will have interests that are more closely aligned with those of our stockholders. Although we do not have a formal stock ownership policy, we encourage our executives to hold shares or vested options so that they share in the sentiments of our stockholders as our stock price increases or decreases.

We have an Anti-Insider Trading Policy that governs our executive officers, Directors and other persons considered to be insiders under the policy. The policy imposes limits as to when and how our executives can engage in transactions in our securities and prohibits short sales of our Common Stock by all Company personnel. We do not currently have a policy that restricts our executives from entering into hedging transactions with respect to our stock, however, any such transactions would be subject to the Anti-Insider Trading Policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), we generally seek to structure any long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). In 2006, only one executive, Mr. Taiclet, earned more than $1 million in cash salary and bonus payments. The amounts paid to Mr. Taiclet in excess of $1 million were not deductible for federal income tax purposes under Section 162(m).

Accounting for Stock-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, beginning on January 1, 2006, we began accounting for options in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and Directors, including stock options and employee stock purchases under employee stock purchase plans. Under SFAS No. 123R, we are required to account for share-based compensation transactions using a fair value method and recognize the related expense associated with share-based payments in our statement of operations. Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited. Under SFAS No. 123R, the fair value of the stock option is determined using a Black-Scholes option-pricing model that takes into account the stock price at the accounting measurement date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option. We have not changed our option granting practices as result of the adoption of SFAS No. 123R. We continue to believe that our broad-based stock option program is an effective tool for motivating our employees and expect to continue to grant options to our employees and executives, notwithstanding the impact of SFAS 123R on our financial statements.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2006 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2007 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Pamela D. A. Reeve, Chairperson

Raymond P. Dolan

Carolyn F. Katz

Samme L. Thompson

Executive Compensation

The following table provides information concerning compensation earned by each of our named executive officers for the year ended December 31, 2006:

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non- Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James D. Taiclet, Jr. Chairman of the Board, President and Chief Executive Officer	2006	$835,000	–	–	$3,675,079	$383,000	–	$22,947	$4,916,026

Bradley E. Singer Chief Financial Officer and Treasurer	2006	$600,000	–	–	$3,143,071	$265,000	–	$23,290	$4,031,361

J. Michael Gearon, Jr. (5)(6) Former President, American Tower International and Vice Chairman, American Tower	2006	$475,000	–	–	$1,140,002	$321,000	–	$16,672	$1,952,674

Steven J. Moskowitz Executive Vice President and President, U.S. Tower Division	2006	$475,000	–	–	$3,026,464	$328,000	–	$23,515	$3,852,979

William H. Hess (6)(7) Executive Vice President, International Operations, General Counsel and Secretary	2006	$400,000	–	–	$1,263,489	$176,000	–	$24,730	$1,864,219

(1)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (SFAS 123R) of awards pursuant to our 1997 Plan, and thus include amounts from awards granted in and prior to 2006. See notes 1 and 2 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007, regarding assumptions underlying valuation of equity awards.

(2)	The amounts in column (g) include payments made in 2007 with respect to annual performance bonuses for services performed in 2006.

(3)	We do not maintain any pension or non-qualified deferred compensation plan.

(4)	The amounts in column (i) include matching contributions pursuant to our 401(k) plan ($6,600 for each of Messrs. Taiclet, Singer, Moskowitz and Hess and $1,918 for Mr. Gearon), an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other benefits that are available generally to all salaried employees.

(5)	On February 14, 2007, Mr. Gearon notified us of his intention to leave the Company to devote more time to his personal endeavors and other interests. On February 27, 2007, we finalized with Mr. Gearon the terms of his separation from the Company, and effective as of such date, Mr. Gearon ceased to be an employee of the Company.

(6)	In 2006, Messrs. Gearon and Hess received payments from us in connection with our purchase for fair market value of their ownership interests in ATC South America. As discussed in “Compensation Discussion and Analysis — Other Compensation” and “Certain Relationships and Related Party Transactions” included in this Proxy Statement, these interests were acquired in connection with an initial investment in ATC South America by Mr. Gearon in 2004 and exercises of options granted to Messrs. Gearon and Hess in 2004 pursuant to the ATC South America Stock Option Plan. In 2006, we repurchased Mr. Gearon’s interests for an aggregate of $20.5 million, resulting in a gain to Mr. Gearon of approximately $14.1 million based on his original investment, and we repurchased Mr. Hess’s interests for an aggregate of $3.9 million, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment.

(7)	During the year ended December 31, 2006, Mr. Hess served as our Executive Vice President, General Counsel and Secretary, as well as Chief Financial Officer of American Tower International. On February 27, 2007, Mr. Hess was elected as our Executive Vice President, International Operations, in addition to retaining his role as Executive Vice President, General Counsel and Secretary.

Grants of Plan-Based Awards for 2006

The following table sets forth information relating to options granted pursuant to our 1997 Plan and annual performance bonuses awarded during the year ended December 31, 2006 to each of our named executive officers:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
James D. Taiclet, Jr.
Cash bonus		$313,125	$417,500	$626,250
Option grant	3/01/2006								500,000	$31.50	$6,250,705
Option modification (6)	10/04/2002								43,752	$4.70	–
Option modification (6)	12/09/2002								31,250	$3.60	–

Bradley E. Singer
Cash bonus		$225,000	$300,000	$450,000
Option grant	3/01/2006								450,000	$31.50	$5,625,635
Option modification (6)	12/09/2002								95,006	$3.60	–

J. Michael Gearon, Jr.
Cash bonus		$178,125	$237,500	$356,250
Option grant	3/01/2006								125,000	$31.50	$1,562,676
Option modification (6)	12/01/1998								100,000	$28.25	–
Option modification (6)	11/11/1999								100,000	$53.62	–
Option modification (6)	12/09/2002								100,000	$3.60	–

Steven J. Moskowitz
Cash bonus		$178,125	$237,500	$356,250
Option grant	3/01/2006								400,000	$31.50	$5,000,564
Option modification (6)	6/22/1998								35,000	$25.75	–
Option modification (6)	12/01/1998								75,000	$25.75	–
Option modification (6)	11/11/1999								60,000	$53.62	–
Option modification (6)	12/09/2002								150,000	$3.60	–

William H. Hess
Cash bonus		$150,000	$200,000	$300,000
Option grant	3/01/2006								175,000	$31.50	$2,187,747
Option modification (6)	11/14/2002								25,003	$4.70	–

(1)	The amounts in column (c), (d) and (e) are based on a bonus target of 50% of base salary. In a typical year, the Compensation Committee does not award performance bonuses below 75% of the bonus target or above 150% of the bonus target. Accordingly, the threshold reflects 37.5% of base salary and the maximum reflects 75% of base salary. For more information regarding our annual performance bonus awards, see “Elements of Compensation — Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	Option grants included in column (j) vest 25% annually commencing one year from the date of grant.

(3)	Column (j) includes options granted during the year ended December 31, 2006. We typically grant options to our employees, including our executive officers, as part of our annual employee performance review program conducted in February or March of each year. On March 15, 2007, Messrs. Taiclet, Singer, Moskwitz and Hess received option grants pursuant to our 1997 Plan to purchase 350,000 shares, 250,000 shares, 200,000 shares and 175,000 shares of our Common Stock, respectively, at an exercise price of $37.52 per share, which was equal to the closing price of our Common Stock on the NYSE on the date of grant.

(4)	The price included in column (k) reflects the per share exercise price of each option, which was equal to the closing price of our Common Stock on the NYSE on the date of grant.

(5)	The amounts in column (l) reflect the grant date fair value for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards granted or modified in 2006. See notes 1 and 2 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007, regarding assumptions underlying valuation of equity awards.

(6)	During 2006, pursuant to the remediation plan approved by our Board of Directors in connection with the review of our historic stock option granting practices and related accounting, our named executive officers agreed to amend their outstanding stock options that were determined to have been granted with exercise prices below the fair market value of our Common Stock on the legal grant date. Each of the options set forth below were amended on December 29, 2006 to increase the option exercise price to such fair market value. As these amendments involved no consideration to the executive, the Company did not recognize any expense associated with these modifications in accordance with SFAS 123R. The table below sets forth information regarding each of the options amended, including the original exercise price and the revised exercise price. For more information regarding the remediation plan, see “Certain Relationships and Related Party Transactions — Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting” included in this Proxy Statement.

Name	Option Grant Date	Number of Securities Underlying Option as of Date of Amendment	Original Option Exercise Price	Revised Option Exercise Price
James D. Taiclet, Jr.	10/04/2002	43,752	$1.07	$4.70
	12/09/2002	31,250	$3.04	$3.60

Bradley E. Singer	12/09/2002	95,006	$3.04	$3.60

J. Michael Gearon, Jr.	12/01/1998	100,000	$23.75	$28.25
	11/11/1999	100,000	$23.81	$53.62
	12/09/2002	100,000	$3.04	$3.60

Steven J. Moskowitz	6/22/1998	35,000	$21.13	$25.75
	12/01/1998	75,000	$23.75	$25.75
	11/11/1999	60,000	$23.81	$53.62
	12/09/2002	150,000	$3.04	$3.60

William H. Hess	11/14/2002	25,003	$1.55	$4.70

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2006 summarized in the “Summary Compensation Table for 2006” is determined in accordance with letter agreements that we have entered into with each of our named executive officers. These letter agreements established initial base salaries and target cash bonus awards, as well as severance benefits. The material terms of these agreements are discussed under the caption “Compensation Discussion and Analysis — Employment and Other Agreements” and “Employment and Severance Arrangements.”

The options granted to our named executive officers in 2006 summarized in the table “Grants of Plan-Based Awards for 2006” were granted pursuant to our 1997 Plan. These options were granted with an exercise price equal to the fair market value of our Common Stock on the date of grant, vest annually as to 25% of the original grant amount commencing one year from the date of grant and have a ten year term.

As set forth in the table “Grants of Plan-Based Awards for 2006”, certain options granted to our named executive officers were amended during 2006 to increase the option exercise price. These options were amended pursuant to the remediation plan approved by our Board of Directors in connection with the review of our historic stock option granting practices and related accounting. Our named executive officers agreed to amend their outstanding stock options that were determined to have been granted with exercise prices below the fair market value of our Common Stock on the legal grant date, for no consideration to the executive. For more information regarding the remediation plan, see “Certain Relationships and Related Party Transactions —Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting” included in this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End for 2006

The following table sets forth information relating to options outstanding as of December 31, 2006 that were granted pursuant to our 1997 Plan (or outstanding with respect to options granted under predecessor plans) to our named executive officers.

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
James D. Taiclet, Jr.	437,500	–	–	$5.98		11/07/2011	–	–	–	–
	43,752	–	–	$4.70	(3)	10/04/2012	–	–	–	–
	31,250	–	–	$3.60	(3)	12/09/2012	–	–	–	–
	281,250	93,750	–	$10.50		11/17/2013	–	–	–	–
	87,500	87,500	–	$12.11		3/04/2014	–	–	–	–
	112,500	337,500	–	$18.15		4/01/2015	–	–	–	–
	–	500,000	–	$31.50		3/01/2016	–	–	–	–
Bradley E. Singer	300,000	–	–	$30.63	(4)	9/21/2010	–	–	–	–
	50,000	–	–	$5.91		1/18/2012	–	–	–	–
	15,000	–	–	$3.15		6/14/2012	–	–	–	–
	95,006	–	–	$3.60	(3)	12/09/2012	–	–	–	–
	206,250	68,750	–	$10.50		11/17/2013	–	–	–	–
	200,000	–	–	$12.11	(5)	3/04/2014	–	–	–	–
	37,500	37,500	–	$12.11		3/04/2014
	100,000	300,000	–	$18.15		4/01/2015	–	–	–	–
	–	450,000	–	$31.50		3/01/2016	–	–	–	–
J. Michael Gearon, Jr. (7)	100,000	–	–	$28.25	(3)(4)	12/01/2008	–	–	–	–
	195,991	–	–	$13.00	(4)	1/22/2008	–	–	–	–
	100,000	–	–	$53.62	(3)(4)	11/11/2009	–	–	–	–
	200,000	–	–	$30.63		9/21/2010	–	–	–	–
	100,000	–	–	$3.60	(3)	12/09/2012	–	–	–	–
	185,215	62,500	–	$10.50		11/17/2013	–	–	–	–
	290,000	–	–	$12.11	(6)	3/04/2014	–	–	–	–
	31,250	93,750	–	$18.15		4/01/2015	–	–	–	–
	–	125,000	–	$31.50		3/01/2016	–	–	–	–
Steven J. Moskowitz	35,000	–	–	$25.75	(3)(4)	6/22/2008	–	–	–	–
	75,000	–	–	$25.75	(3)(4)	12/01/2008	–	–	–	–
	140,000	–	–	$10.00	(4)	1/08/2008	–	–	–	–
	60,000	–	–	$53.62	(3)(4)	11/11/2009	–	–	–	–
	100,000	–	–	$30.63		9/21/2010	–	–	–	–
	10,000	–	–	$15.40		4/09/2011	–	–	–	–
	100,000	–	–	$5.91		1/18/2012	–	–	–	–
	50,000	–	–	$3.15		6/14/2012	–	–	–	–
	150,000	–	–	$3.60	(3)	12/09/2012	–	–	–	–
	206,250	68,750	–	$10.50		11/17/2013	–	–	–	–
	157,000	–	–	$12.11	(6)	3/04/2014
	28,000	–	–	$12.11	(5)	3/04/2014	–	–	–	–
	87,500	262,500	–	$18.15		4/01/2015	–	–	–	–
	50,000	50,000	–	$22.20	(5)	8/08/2015	–	–	–	–
	–	400,000	–	$31.50		3/01/2016	–	–	–	–
William H. Hess	25,000	–	–	$22.69		3/13/2011	–	–	–	–
	50,000	–	–	$11.00		9/07/2011	–	–	–	–
	25,003	–	–	$4.70	(3)	11/14/2012	–	–	–	–
	25,000	25,000	–	$10.50		11/17/2013
	15,000	15,000	–	$12.11		3/04/2014
	70,000	–	–	$12.11	(5)	3/04/2014	–	–	–	–
	42,500	127,500	–	$18.15		4/01/2015	–	–	–	–
	–	175,000	–	$31.50		3/01/2016	–	–	–	–

(1)	Unless otherwise noted, all option grants vest annually as to 25% of the original grant amount commencing one year from the date of grant.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant and the related vesting schedule as of December 31, 2006. All option grants in the following table vest annually as to 25% of the original option grant amount commencing one year from the date of grant, except the August 8, 2005 option grant to Mr. Moskowitz, which vests annually as to 50% of the original option grant amount commencing one year from the date of grant.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount
James D. Taiclet, Jr.	281,250	93,750	11/17/2003	375,000
	87,500	87,500	3/04/2004	175,000
	112,500	337,500	4/01/2005	450,000
	–	500,000	3/01/2006	500,000
Bradley E. Singer	206,250	68,750	11/17/2003	275,000
	37,500	37,500	3/04/2004	75,000
	100,000	300,000	4/01/2005	400,000
	–	450,000	3/01/2006	450,000
J. Michael Gearon, Jr.	185,215	62,500	11/17/2003	250,000
	31,250	93,750	4/01/2005	125,000
	–	125,000	3/01/2006	125,000
Steven J. Moskowitz	206,250	68,750	11/17/2003	275,000
	87,500	262,500	4/01/2005	350,000
	50,000	50,000	8/08/2005	100,000
	–	400,000	3/01/2006	400,000
William H. Hess	25,000	25,000	11/17/2003	100,000
	15,000	15,000	3/04/2004	30,000
	42,500	127,500	4/01/2005	170,000
	–	175,000	3/01/2006	175,000

(3)	As a result of the review of our historic stock option granting practices and related accounting discussed in “Stock Option Granting Practices” in our Compensation Discussion and Analysis included in this Proxy Statement, these stock options were determined to have been granted with exercise prices below the fair market value of our Common Stock on the date of grant. During the year ended December 31, 2006, these options were amended to increase the exercise price to the fair market value of our Common Stock on the date of grant, without any compensation to the optionholder. The price included in column (e) reflects the amended option exercise price.

(4)	This option vests annually as to 20% of the original grant amount commencing one year from the date of grant.

(5)	This option vests annually as to 50% of the original grant amount commencing one year from the date of grant.

(6)	This option vests 100% one year from the date of grant.

(7)	Pursuant to the terms of Mr. Gearon’s separation from the Company, these options became exercisable in full on February 27, 2007, which was the date of termination of Mr. Gearon’s employment with the Company. In accordance with our 1997 Plan, these options will expire three months following February 27, 2007.

Option Exercises and Stock Vested for 2006

The following table sets forth information relating to options exercised in the year ended December 31, 2006 that were granted pursuant to our 1997 Plan (or outstanding with respect to options granted under predecessor plans) by each of our named executive officers:

Name	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet, Jr.	37,500	$920,042	–	–
Bradley E. Singer	30,000	$807,121	–	–
J. Michael Gearon, Jr.	–	–	–	–
Steven J. Moskowitz	–	–	–	–
William H. Hess	49,997	$1,275,775	–	–

(1)	Column (c) reflects the difference between the market price of the underlying securities at exercise and the exercise price.

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, we have entered into letter agreements with each of our named executive officers that establish initial base salaries and target cash bonus awards, as well as severance benefits. The table below summarizes information relating to the severance benefits that would be payable to each of our named executive officers if their employment was terminated as of December 31, 2006, with respect to the different termination scenarios set forth in their agreements with the Company. We have also summarized the effects on the compensation of our named executive officers if a change in control of the Company had occurred on December 31, 2006.

We entered into a letter agreement with Mr. Taiclet, dated August 22, 2001, in connection with Mr. Taiclet’s joining the Company. Pursuant to the letter agreement, Mr. Taiclet’s options will fully vest if there is a change of control, as defined in the letter. The letter also provides that Mr. Taiclet will receive severance benefits equal to his then-current annual base salary and continuance of benefits for a period of twelve months if (1) he is terminated other than for cause, as defined in the letter, (2) he leaves voluntarily after being asked to assume a position of lesser responsibility, or (3) he leaves due to a change of control. Pursuant to that letter, we also agreed to pay Mr. Taiclet an initial annual salary of $500,000 and an annual salary of $550,000 for 2002, with any subsequent salary increases to be determined by our Compensation Committee. In 2002, Mr. Taiclet voluntarily agreed to forego his scheduled salary increase for 2002.

We entered into letter agreements with Messrs. Singer, Moskowitz and Hess, each dated November 7, 2003 and with Mr. Gearon, dated February 12, 2004. Pursuant to each of these letter agreements, we are required to provide severance benefits to the applicable executive officer if such officer is terminated “without cause” or terminates his employment for “good reason,” as such terms are defined in the letter agreement. If such a termination occurs, the executive is entitled to receive the following severance benefits: (1) bi-weekly payment of his then-current salary for eighteen months following the date of termination, (2) a prorated target cash bonus for the year of termination, (3) continued health benefits for eighteen months following the date of termination (to run concurrent with COBRA coverage), and (4) a gross-up benefit to cover any taxes payable on the receipt of the severance benefits described in this paragraph pursuant to Sections 280G and 4999 of the Code. For Messrs. Singer, Moskowitz and Hess, the right to exercise stock options will extend for a period equal to the lesser of three years following date of termination or the expiration of the options, and vesting of such options shall continue in accordance with the then-existing vesting schedule during the same period. For Mr. Gearon, stock options will continue to vest over the duration of the vesting period, provided that this is accomplished through a mutually acceptable arrangement The foregoing severance benefits are contingent upon each executive signing a separation and release agreement in acceptable form, which would include customary non-competition and non-solicitation provisions restricting the executive’s right to engage in the communications infrastructure business or soliciting certain employees for a period of time following termination.

On February 27, 2007, we finalized with Mr. Gearon the terms of his separation from the Company, and effective as of such date, Mr. Gearon ceased to be an employee of the Company. As the termination was voluntary, Mr. Gearon did not receive any payments related to base salary, bonus or continuation of health benefits provided for in his letter agreement. In accordance with his letter agreement, we reached a mutually acceptable arrangement with Mr. Gearon with respect to his outstanding stock options, pursuant to which we agreed to accelerate the vesting of Mr. Gearon’s unvested options to purchase 281,250 shares of our Common Stock. Pursuant to the terms of Mr. Gearon’s separation from the Company and in accordance with the 1997 Plan, all of Mr. Gearon’s options will expire three months following the date of termination of Mr. Gearon’s employment with the Company.

We are also a party to Noncompetition and Confidentiality Agreements with each of Messrs. Gearon and Hess. Most recently, we entered into agreements with Messrs. Gearon and Hess in January 2004 in connection with the Company’s purchase of their equity interests in the Company’s Brazil subsidiary, ATC South America Holding Corp. In addition, in 2001, we entered into similar arrangements with Messrs. Gearon and Hess related to the Company’s Mexico subsidiary, ATC Mexico Holding Corp. The agreements provide for certain restrictions on Messrs. Gearon and Hess during their employment with the Company and during a restricted period after their employment relationship with the Company terminates.

Potential Payments Upon Termination or Change in Control for 2006

Name and Type of Payment/Benefit	Change in control on 12/31/06 (in addition to other benefits) (1)	Termination on 12/31/06: voluntary, retirement, disability, death or “for cause”	Termination on 12/31/06: for “good reason” or not “for cause”
James D. Taiclet, Jr.
Base salary (2)	$–	$–	$835,000
Bonus (3)	$–	$–	$–
Value of accelerated stock options (4)	$14,059,375	$–	$–
Health benefits (5)	$–	$–	$16,847
Tax gross up (1)	$–	$–	$–

Total	$14,059,375	$–	$851,847

Bradley E. Singer
Base salary (2)	$–	$–	$900,000
Bonus (3)	$–	$–	$300,000
Value of accelerated stock options (4)(6)	$–	$–	$10,474,750
Health benefits (5)	$–	$–	$24,575
Tax gross up (1)	$–	$–	$–

Total	$–	$–	$11,699,325

J. Michael Gearon, Jr. (7)
Base salary (2)	$–	$–	$712,500
Bonus (3)	$–	$–	$237,500
Value of accelerated stock options (4)(6)	$–	$4,189,688	$4,189,688
Health benefits (5)	$–	$–	$25,271
Tax gross up (1)	$–	$–	$–

Total	$–	$4,189,688	$5,164,959

Steven J. Moskowitz
Base salary (2)	$–	$–	$712,500
Bonus (3)	$–	$–	$237,500
Value of accelerated stock options (4)(6)	$–	$–	$9,350,750
Health benefits (5)	$–	$–	$25,271
Tax gross up (1)	$–	$–	$–

Total	$–	$–	$10,326,021

William H. Hess
Base salary (2)	$–	$–	$600,000
Bonus (3)	$–	$–	$200,000
Value of accelerated stock options (4)(6)	$–	$–	$4,244,750
Health benefits (5)	$–	$–	$24,575
Tax gross up (1)	$–	$–	$–

Total	$–	$–	$5,069,325

(1)	Our letter agreement with Mr. Taiclet provides that, in the event of a change in control, all of Mr. Taiclet’s then unvested option grants will vest in full. This potential benefit is supplemental to the other benefits set forth in the table above. Our letter agreements with Messrs. Singer, Gearon, Moskowitz and Hess do not provide for this potential benefit upon a change in control, however, they do provide for gross-up payments with respect to golden parachute excise taxes resulting from a change in control. Based on the price of our Common Stock on December 29, 2006 ($37.28), no gross-up payments would be required for Messrs. Singer, Gearon, Moskowitz and Hess in the event of a change in control as of December 31, 2006. Other than with respect to any such tax gross up payments, the potential benefits and payments upon termination set forth above for each of Messrs. Singer, Gearon, Moskowitz and Hess are no different in the context of a change in control.

(2)	For Mr. Taiclet, this reflects salary continuation for 12 months, based on Mr. Taiclet’s base salary as of December 31, 2006. For Messrs. Singer, Gearon, Moskowitz and Hess, this reflects salary continuation for 18 months, based on base salary as of December 31, 2006. The agreements with each of Messrs. Singer, Gearon, Moskowitz and Hess specify that continuation of salary is to be paid bi-weekly.

(3)	For Mr. Taiclet, this reflects no severance amount related to bonus. For Messrs. Singer, Gearon, Moskowitz and Hess, this reflects a bonus with respect to a full year of service for the year ended December 31, 2006 and that a bonus target of 100% is met. Actual bonus payments upon separation are calculated pro-rata. For the year ended December 31, 2006, the bonus target was 50% of base salary.

(4)	Value of stock options reflects the excess of the market price of our Common Stock on December 29, 2006 ($37.28) over the exercise price of the stock option.

(5)	For Mr. Taiclet, this amount reflects a continuation of heath and dental insurance for 12 months. For Messrs. Singer, Gearon, Moskowitz and Hess, this amount reflects a continuation of heath and dental insurance for 18 months. All amounts are estimates based on current rates and benefits elections by each executive.

(6)	For Messrs. Singer, Moskowitz and Hess, the right to exercise stock options will extend for a period equal to the lesser of three years following the date of termination or the expiration of the options, and vesting of such options shall continue in accordance with the then-existing vesting schedule during the same period. For Mr. Gearon, stock options will continue to vest over the duration of the vesting period, provided that this is accomplished through a mutually acceptable arrangement. For purposes of the table above, we have included for Messrs. Singer, Moskowitz and Hess the value as of December 31, 2006 of all options that will vest three years from December 31, 2006. For Mr. Gearon, we have assumed that all unvested option grants will vest in full.

(7)	On February 27, 2007, we finalized with Mr. Gearon the terms of his separation from the Company, and effective as of such date, Mr. Gearon ceased to be an employee of the Company. As the termination was voluntary, Mr. Gearon did not receive any payments related to base salary, bonus or continuation of health benefits. In accordance with our letter agreement with Mr. Gearon, we reached a mutually acceptable arrangement with Mr. Gearon with respect to his outstanding stock options, pursuant to which we agreed to accelerate the vesting of Mr. Gearon’s unvested options to purchase 281,250 shares of our Common Stock. Pursuant to the terms of Mr. Gearon’s separation from the Company and in accordance with the 1997 Plan, all of Mr. Gearon’s options will expire three months following the date of termination of Mr. Gearon’s employment with the Company.

Director Compensation

Our standard compensatory arrangement with our non-employee Directors includes the following:

•	an annual retainer of $50,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves;

•	an annual payment of $10,000 with respect to service as Chairperson of a committee; and

•	an annual payment of $10,000 for the Lead Director of the Board.

Total payments to any one Director for Board and committee service are capped at $70,000 per year. Directors are also eligible to receive options to purchase shares of our Common Stock. We typically grant each new Director a fully vested option to purchase 25,000 shares of our Common Stock in the year that they are elected to the Board. Thereafter, we typically grant each Director annually a fully vested option to purchase 10,000 shares of our Common Stock.

On March 1, 2006, we granted each of the seven non-employee Directors then serving on our Board a fully-vested option to purchase 10,000 shares of our Common Stock. These options were granted with an exercise price of $31.50, which was the fair market value of our Common Stock on the date of grant. On September 1, 2006, we granted Mr. Sharbutt a fully-vested option to purchase 25,000 shares of our Common Stock in connection with his election to the Board in July 2006. This option was granted with an exercise price of $35.72, which was the fair market value of our Common Stock on the date of grant.

The following table provides information concerning the compensation of each person that served as a Director during the year ended December 31, 2006:

Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Paul M. Albert, Jr. (3)	$30,000	–	$125,014	–	–	–	$155,014
Raymond P. Dolan	$70,000	–	$125,014	–	–	–	$195,014
Carolyn F. Katz	$70,000	–	$125,014	–	–	–	$195,014
Gustavo Lara Cantu	$60,000	–	$125,014	–	–	–	$185,014
Fred R. Lummis (4)	$70,000	–	$125,014	–	–	–	$195,014
Pamela D.A. Reeve (4)	$70,000	–	$125,014	–	–	–	$195,014
David E. Sharbutt (5)	$30,000	–	$353,575	–	–	–	$383,575
Samme L. Thompson	$60,000	–	$125,014	–	–	–	$185,014

(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R, which was equal to the grant date fair value of the options.

(2)	As of December 31, 2006, each person that served as a Director during 2006 held the following outstanding options to purchase Common Stock. As of December 31, 2006, all of the following options were fully vested and exercisable:

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)		Option Grant Date
Paul M. Albert, Jr.	10,000		$31.50	3/01/2006

Raymond P. Dolan	25,000 10,000 10,000 10,000	$ $ $ $	4.80 12.11 18.15 31.50	2/27/2003 3/04/2004 4/01/2005 3/01/2006

Carolyn F. Katz	25,000 10,000 10,000	$ $ $	12.11 18.15 31.50	3/04/2004 4/01/2005 3/01/2006

Gustavo Lara Cantu	25,000 10,000	$ $	17.83 31.50	2/03/2005 3/01/2006

Fred R. Lummis	25,000 25,000 25,000 15,000 10,000 10,000 10,000 10,000	$ $ $ $ $ $ $ $	25.75 28.25 23.81 30.63 3.60 12.11 18.15 31.50	6/22/1998 12/01/1998 11/11/1999 9/21/2000 12/09/2002 3/04/2004 4/01/2005 3/01/2006

Pamela D.A. Reeve	25,000 10,000 10,000 10,000 10,000	$ $ $ $ $	5.91 3.60 12.11 18.15 31.50	1/18/2002 12/09/2002 3/04/2004 4/01/2005 3/01/2006

David E. Sharbutt	25,000		$35.72	9/01/2006

Samme L. Thompson	10,000		$31.50	3/01/2006

(3)	Mr. Albert did not stand for re-election to the Board at our 2006 Annual Meeting of Stockholders, and accordingly, ceased to be a Director as of May 11, 2006.

(4)	During 2006, pursuant to the remediation plan approved by our Board of Directors in connection with the review of our historic stock option granting practices, our Directors agreed to amend their outstanding stock options that were determined to have been granted with exercise prices below the fair market value of our Common Stock on the legal grant date. Each of the options set forth below were amended on December 29, 2006 to increase the option exercise price to such fair market value. As these amendments involved no consideration to the Director, the Company did not recognize any expense associated with these modifications in accordance with SFAS 123R. The table below sets forth information regarding each of the options amended, including the original exercise price and the revised exercise price. For more information regarding the remediation plan, see “Certain Relationships and Related Party Transactions — Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting” included in this Proxy Statement.

Name	Option Grant Date	Number of Securities Underlying Option as of Date of Amendment	Original Option Exercise Price	Revised Option Exercise Price
Fred R. Lummis	6/22/1998	25,000	$21.13	$25.75
	12/01/1998	25,000	$23.75	$28.25
	12/09/2002	10,000	$3.04	$3.60

Pamela D.A. Reeve	12/09/2002	10,000	$3.04	$3.60

(5)	Mr. Sharbutt was elected to the Board in July 2006.

Certain Relationships and Related Party Transactions

ATC South America Holding Corp. During the year ended December 31, 2006, we purchased a 9.3% minority interest in ATC South America from certain employees, including Messrs. Gearon and Hess, who initially acquired their interests through investment in ATC South America and pursuant to stock options granted under the ATC South America Stock Option Plan. In connection with these repurchases, we paid Mr. Gearon an aggregate of $20.5 million, resulting in a gain to Mr. Gearon of approximately $14.1 million based on his original investment in ATC South America, and we paid Mr. Hess an aggregate of $3.9 million, resulting in a gain to Mr. Hess’s of approximately $2.7 million based on his original investment in ATC South America. Following the repurchase of these interests, no options remained outstanding pursuant to the ATC South America Stock Option Plan, and in February 2007, we terminated the plan.

In March 2004, we entered into an agreement with Mr. Gearon pursuant to which he purchased an approximate 1.6% equity interest in ATC South America for approximately $1.2 million in cash. The purchase price represented the fair market value of the interest on the date of the sale, as determined by the Board of Directors with the assistance of an independent financial advisor. Pursuant to the terms of the agreement, in October 2005, Mr. Gearon exercised his right to require us to repurchase this interest for its then fair market value. In April 2006, we completed the purchase of Mr. Gearon’s interest in ATC South America and paid Mr. Gearon $3.8 million in cash, including interest, which was the fair market value of his interest on the date of exercise of his repurchase right, as determined by our Board of Directors with the assistance of an independent financial advisor.

In the first quarter of 2004, in connection with Mr. Gearon’s investment, options to purchase 6,024 shares of ATC South America common stock, representing an approximate 10.3% equity interest, were granted under the ATC South America Stock Option Plan to officers and employees, including Messrs. Gearon and Hess, who received options to purchase 3,924 and 911 shares, respectively. The exercise price was $1,349 per share, which was determined to be the fair market value per share on the date of issuance based on an independent appraisal performed at our request. In October 2005, in connection with the exercise by Mr. Gearon of his right to require us to purchase his interest in ATC South America, these options vested in full and were exercised. Upon exercise of these options, the holders received 4,428 shares of ATC South America, net of 1,596 shares retained by us to satisfy employee tax withholding obligations. The holders had the right to require us to purchase their shares of ATC South America at their then fair market value six months and one day following their issuance. In April 2006, this repurchase right was exercised, and we paid these holders (including Messrs. Gearon and Hess as described above) an aggregate of $18.9 million in cash, which was the fair market value of their interests on the date of exercise of their repurchase right, as determined by the Company’s Board of Directors with the assistance of an independent financial advisor. For more information about our transactions involving ATC South America, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on February 28, 2007.

Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting On December 19, 2006, our Board approved the remediation plan presented by the Special Committee to address the issues raised by their findings in connection with their review of our historic stock option granting practices. The remediation plan included, among other things, the elimination of any excess benefit received by our current officers and members of the Board from options having been granted to them with exercise prices below the fair market value of our Common Stock on the legal grant date, as determined by the Special Committee. For outstanding options, this was accomplished by amending each option to increase the exercise price to the fair market value on the legal grant date, without any compensation to the optionholder. In December 2006, eight of our senior officers and Directors amended the exercise prices of options to purchase an aggregate of 985,511 shares, thereby eliminating an aggregate excess benefit of approximately $6.5 million. For options that had been exercised, this was accomplished by our executive officers and Directors compensating the Company for the amount of the excess benefit received upon exercise, after reduction for any taxes paid by the individual. In January 2007, five of our senior officers surrendered vested in-the-money options to purchase an aggregate of 23,269 shares, thereby surrendering an aggregate excess benefit of approximately $0.6 million (net of approximately $0.4 million in taxes paid by such individuals).

PROPOSAL 2

APPROVAL OF AMERICAN TOWER CORPORATION 2007 EQUITY INCENTIVE PLAN

Equity-based incentives are an important element of our overall compensation philosophy. Our stockholders approved our current stock option plan in 1997 (1997 Plan) and have approved various amendments to the 1997 Plan since that time. Our 1997 Plan will expire this year, and our Board of Directors believes that it should be replaced with a new plan. On the recommendation of the Compensation Committee, our Board of Directors has adopted the 2007 Equity Incentive Plan (2007 Plan) and is submitting it to our stockholders for approval. We will make no awards under the 2007 Plan before it is approved by our stockholders.

Purpose of the 2007 Plan

The 2007 Plan will assist us in attracting, motivating and retaining high-performing employees. We believe that equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to our success. We also believe that equity incentives align the interests of our employees with the interests of our stockholders – when we perform well, that performance is reflected in our stock price, and employees are rewarded along with other stockholders. Equity incentives also benefit us in a number of other ways. For example, they can be used to tie compensation closely to our performance; they conserve cash; stock options produce no dilution to earnings per share without an increase in the stock price that benefits stockholders generally; the exercise of options increases our capital; and we are entitled to tax deductions in connection with most equity awards.

To date, we have administered a broad-based stock option program pursuant to which every employee has been eligible to receive stock option awards. Each new full-time employee has been eligible to receive an option to purchase at least 300 shares of our Common Stock. In addition, we have typically granted additional options to our employees on an annual basis as part of an all-employee grant in connection with our performance review process. We believe that our stock option program has been integral to our success, and that a continuation of our program through the 2007 Plan is important to the Company.

The 2007 Plan will also provide us with greater flexibility as to the types of equity incentives that we can grant. While the 1997 Plan provides only for the grant of stock options, the 2007 Plan permits the grant of various types of stock-based incentives, including stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. Recent changes in the required accounting for equity compensation and other developments have increased the attractiveness and utility of restricted stock and other forms of equity incentives other than options. Under Statement of Financial Accounting Standards No. 123R, which took effect January 1, 2006, the financial statement expense that we record for option grants can be much greater than the perceived value of those grants or the value ultimately delivered to the participant. Providing “whole share” equity compensation (such as restricted stock) allows us to better align the expense of equity grants to the Company with the perceived value of such grants by the participant.

The Board’s adoption of the 2007 Plan is subject to the approval of the stockholders. Approval will allow us to grant incentive stock options (ISOs), ensure our ability to take tax deductions for equity compensation under Section 162(m) of the Internal Revenue Code, as amended (the Code), and meet the requirements of the New York Stock Exchange (NYSE).

2007 Plan Philosophy

We designed the 2007 Plan with the following features to support our compensation philosophy and to protect stockholder interests:

•

Reasonable Share Request. The Board has reserved 30,000,000 shares of our Common Stock for issuance under the 2007 Plan, which represents approximately 7.1% of our outstanding Common Stock as of December 31, 2006. Additional information regarding our stock option granting practices, including the effect of the 2007 Plan on our outstanding Common Stock, is set forth below under the caption “Stock Option Grant Metrics.” Upon stockholder approval of the 2007 Plan, no further grants will be made under our 1997 Plan. As a result, shares of Common Stock that were previously authorized but remain available for grant under the 1997 Plan will no longer be available for grant. As of March 15, 2007, there were approximately 6.0 million shares available for grant pursuant to the 1997 Plan. In addition, if an option that has already been granted under the 1997 Plan is forfeited or cancelled or expires, then the shares subject to that option will not be available for grant pursuant to a future award.

•

Prohibitions on Below Market Grants. The 2007 Plan expressly prohibits the grant of stock options or stock appreciation rights (SARs) with an exercise price less than the fair market value of Common Stock on the date of grant.

•

Prohibitions on Repricings. The 2007 Plan prohibits the amendment of any option or SAR to reduce its exercise price or the repricing or cancellation of options or SARs in exchange for new awards exercisable for Common Stock at a lower exercise price without stockholder approval. Adjustments to outstanding awards based on standard anti-dilution provisions are permitted.

•

Minimum Vesting Provisions. The 2007 Plan generally provides that service-based restricted stock awards must vest over at least three years and performance-based restricted stock awards must have a performance period of at least one year, except in connection with the disability, death or termination of service of the participant or a change in control of the Company. We may grant restricted stock awards with shorter vesting periods than as set forth above, provided that in the aggregate such awards represent no more than 5.0% of the shares authorized for grant under the 2007 Plan.

Description of the 2007 Plan

The following is a summary of the material terms and provisions of the 2007 Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached hereto as Annex A and incorporated herein by reference. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. Capitalized terms that are used but not defined in this summary have the meanings given to them in the Plan.

Eligibility. All employees, Directors and consultants of the Company or any of its affiliates capable of contributing to the successful performance of the Company are eligible to be participants in the 2007 Plan. Based on the number of our current employees, Directors and consultants, there are approximately 1,000 individuals who currently would be eligible to participate in the 2007 Plan.

Shares Available for Issuance. The Board has reserved 30,000,000 shares of our Common Stock for issuance under the 2007 Plan.

Administration. The 2007 Plan will be administered by a committee composed of two or more members of the Board of Directors who are independent from Company management (the committee). The committee has the authority to adopt administrative rules and practices governing the operation of the 2007 Plan and to interpret its provisions. The committee may, subject to applicable law, delegate to one or more of our executive officers the power to make awards to participants who are not executive officers or Directors, subject to a maximum number of shares fixed by the committee. The Board may at any time also take any such action.

Types of Awards. We may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture.

•

Stock Options. Stock options under the 2007 Plan may be ISOs or nonstatutory stock options. The maximum cumulative number of shares available for grants of ISOs under the Plan is 30,000,000 shares. The committee determines the terms of options, including the amount, exercise price, vesting schedule and term, which may not exceed ten years. The per share exercise price of an option may not be less than 100% of the fair market value of the Common Stock on the grant date.

•

Restricted Stock and Restricted Stock Units. These are shares of Common Stock or rights to receive the value of shares of Common Stock that are granted subject to certain restrictions during a specified period. The restricted period may be based on achieving performance or market-related goals, or on the participant’s continued service with the Company. Restricted stock units may be settled in stock, cash or other awards or property. The participant generally will forfeit the award if the specified conditions are not met.

Although the committee has discretion to set the terms of shares of restricted stock and restricted stock units, including the vesting schedule, the 2007 Plan contains limitations to align such awards with stockholders’ interests. The 2007 Plan generally provides that service-based restricted stock awards must vest over at least three years and performance-based restricted stock awards must have a performance period of at least one year, except in connection with the disability, death or termination of service of the participant or a change in control of the Company. We may grant restricted stock awards with shorter vesting periods than as set forth above, provided that in the aggregate such awards represent no more than 5.0% of the shares authorized for grant under the 2007 Plan.

•

Stock Equivalents. A stock equivalent is any right to receive payment from the Company based in whole or in part on the value of the Common Stock, as determined by the committee. Stock equivalents may include, without limitation, phantom stock, performance units and SARs and may be settled in stock, cash or other awards or property. The per share exercise price of a SAR may not be less than 100% of the fair market value of the Common Stock on the grant date, and the term of a SAR may not exceed ten years.

Terms of Awards. Except as may be limited by the 2007 Plan, the committee selects participants to receive awards and determines the terms and conditions of each award, including the number of shares of Common Stock subject to awards, the price, if any, a participant pays to receive or exercise an award, the time or times when awards vest or may be exercised, settled or forfeited, any performance goals, restrictions or other conditions to vesting, exercise, or settlement of awards, and the effect on awards of the disability, death, or termination of service of participants. Awards may be made to participants who are foreign nationals or employed outside the United States on terms the committee deems appropriate.

Performance Goals. A participant’s right to earn or vest in an award may be made subject to achievement of one or more objective performance goals based on one or more of the following criteria established by the committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; stockholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; employee programs; customer programs; technology development programs; or any combination of any of the foregoing, and may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works or on the performance of the Company as a whole.

Limitations on Individual Grants. We may not in any fiscal year grant to any participant options or other awards covering more than 3,000,000 shares.

Transferability. The committee has the authority to permit participants to transfer any award, provided that ISOs may be transferable only to the extent permitted by the Code.

Adjustments. Upon an equity restructuring or other corporate transaction that affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the 2007 Plan, the committee shall equitably adjust any or all of the number and kind of shares in respect of which awards may be made under the 2007 Plan, the number and kind of shares subject to outstanding awards, the exercise price with respect to any of the foregoing, and the limit on individual grants.

Change in Control. The committee may act to preserve the participants’ rights in the event of a change in control of the Company as the committee may consider equitable to participants and in the best interests of the Company, including without limitation: accelerating any time period relating to the vesting, exercise, or settlement of awards, providing for payment to participants of cash or other property with a fair market value equal to the amount that would have been received upon the vesting, exercise, or settlement of awards in connection with the change in control, adjusting the terms of awards in a manner determined by the committee to reflect the change in control, causing awards to be assumed, or new rights substituted therefor, by another entity, or terminating awards.

No Repricing of Outstanding Stock Options and SARs. We may not, without stockholder approval, amend any outstanding option or SAR to reduce the exercise price or replace it with a new award exercisable for Common Stock at a lower exercise price.

Amendment of Awards. Subject to the prohibition on repricing, the committee may not amend, modify or terminate any outstanding award for which the respective participant’s consent would be required unless the terms of the award permit such action, the committee determines that such action is required by law, or the committee determines that the action would not materially and adversely affect the participant.

Amendment of the Plan. The Board of Directors may amend, suspend or terminate the 2007 Plan, subject to any stockholder approval it deems necessary or appropriate. For example, under the Code and NYSE requirements, the Board may not increase the number of shares of Common Stock issuable under the Plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

Prior Stock Option Plan Activity

The following table summarizes our option activity over the last three fiscal years. It reflects activity under the 1997 Plan, as well as equity plans assumed by us in connection with mergers and acquisitions, including the SpectraSite 2003 Equity Incentive Plan. We do not plan to grant any additional options under these assumed equity plans and, if the 2007 Plan is approved, we do not plan to grant any additional options under the 1997 Plan.

	Options	Weighted Average Exercise Price
Outstanding as of January 1, 2004	18,534,608	$10.14
Granted	5,288,099	11.25
Exercised	(6,249,324)	6.41
Cancelled	(2,283,064)	13.36

Outstanding as of December 31, 2004	15,290,319	$11.55

Granted	7,105,650	19.74
Options assumed in merger with SpectraSite, Inc.	9,878,295	5.54
Exercised	(11,106,693)	5.70
Cancelled	(764,069)	16.45

Outstanding as of December 31, 2005	20,403,502	$14.48
Granted	4,806,231	31.69
Exercised	(3,884,812)	10.26
Cancelled	(889,327)	19.48

Outstanding as of December 31, 2006	20,435,594	$19.67

Exercisable as of December 31, 2006	9,640,338	$15.14

During the period January 1, 2007 – March 15, 2007, we granted options in connection with the hire of new employees and in connection with our performance review process pursuant to our annual all-employee option grant. All options granted pursuant to our annual all-employee option grant were approved by our Compensation committee in February 2007, with an effective grant date of March 15, 2007. The following table summarizes our option activity during the period January 1, 2007 – March 15, 2007:

	Options	Weighted Average Exercise Price
Outstanding as of January 1, 2007	20,435,594	$19.67
Granted	4,624,510	$37.53
Exercised	(2,927,478)	$16.31
Cancelled	(438,296)	$21.97

Outstanding as of March 15, 2007	21,694,330	$23.93

Exercisable as of March 15, 2007	9,144,358	$17.19

Stock Option Grant Metrics

The table below provides more information regarding our option granting practices over the last three years with respect to the following four key metrics:

•	the aggregate amount of stock options awarded to the executive officers named in the Summary Compensation Table as a percentage of total option grants;

•

the dilution associated with our option grants, which we measure by dividing the number of options granted in each year, less any cancellations, by the number of shares outstanding at the beginning of each year;

•	the burn rate associated with our option grants, which we measure by dividing the number of options granted in each year by the number of shares outstanding at the beginning of each year; and

•

the overhang associated with our option grants, which we measure by dividing the number of options outstanding, plus shares available for grant, by the number of shares outstanding at the end of each year.

	2004	2005	2006	Average
Percentage of option grants to named executive officers	19.38%	22.45%	34.33%	25.39%
Dilution	1.42%	2.76%	0.94%	1.71%
Burn Rate	2.50%	3.09%	1.16%	2.25%
Overhang	14.37%	8.40%	7.07%	9.95%

Upon stockholder approval, 30,000,000 shares would be available for grant under the 2007 Plan. The following table shows as of March 15, 2007 the actual overhang associated with our current equity plans and the pro forma overhang, assuming the 2007 Plan is approved by the stockholders and no further options are granted pursuant to the 1997 Plan:

	As of March 15, 2007
	Actual	Pro forma for 2007 Plan
Awards outstanding under all existing equity plans	21,694,330	21,694,330
Available for grant under all existing equity plans	6,141,240	–
Authorized pursuant to 2007 Plan	–	30,000,000

Total	27,835,570	51,694,330

Overhang (based on shares outstanding on March 12, 2007)	6.61%	12.28%

On March 15, 2007, the closing sale price of our Common Stock, as reported on the New York Stock Exchange, was $37.52 per share.

U.S. Federal Income Tax Consequences Relating to Certain Awards under the 2007 Plan

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2007 Plan. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (a) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (b) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Other Tax Matters. United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the five most highly paid executive officers (each, a “covered person”) unless the compensation is “performance-based” as defined in Section 162(m) of the tax code. Stock options and SARs granted under the 2007 Plan would be performance-based compensation if they have exercise prices not less than the fair market value of the Common Stock on the date of grant. In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the committee be approved (and they are included in the 2007 Plan) and periodically reapproved by stockholders in order for such awards to be considered performance-based and deductible by us. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the committee.

A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made under the 2007 Plan. The amount of awards to be made under the 2007 Plan is not presently determinable.

Required Vote

The approval of the 2007 Plan requires a majority of the votes properly cast by or on behalf of the holders of Common Stock at the Annual Meeting and requires holders of a majority of Common Stock entitled to vote cast a vote, whether for, against or abstain. Abstentions and broker non-votes will not be counted as votes in favor of such matter. Broker non-votes will not be counted as votes cast or shares voting on such matter; however, abstentions will be counted as votes cast and will have the effect of a vote against the approval of the 2007 Plan.

The Board of Directors recommends that you vote FOR the approval of the American Tower Corporation 2007 Equity Incentive Plan.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
	(a)	(b)	(c)
Equity compensation plans/arrangements approved by the stockholders (1)	19,874,042	$19.94	14,321,386
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	19,874,042		14,321,386

(1)	Includes the 1997 Plan and our American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP).

(2)	Excludes shares issuable upon outstanding options granted under equity compensation plans which we assumed in connection with various merger and acquisition transactions, including SpectraSite. In connection with the closing of our merger with SpectraSite in August 2005, we assumed options to purchase common stock of SpectraSite granted pursuant to the SpectraSite 2003 Equity Incentive Plan. At the closing, these options became exercisable for 9,878,295 shares of our Common Stock at a weighted average exercise price of $5.54 per share. Of these options, options to purchase 561,002 shares of our Common Stock at a weighed average exercise price of $10.18 per share, remained outstanding as of December 31, 2006. No additional options are to be granted under the SpectraSite 2003 Equity Incentive Plan. In addition, the above table excludes an aggregate of 550 shares issuable upon exercise of outstanding options granted under other equity compensation plans which we assumed in connection with various merger and acquisition transactions. The weighted-average exercise price of the options under those assumed plans is $15.91. No additional options are to be granted under those assumed plans.

(3)	Includes 3,944,288 shares available for issuance under the ESPP and 10,377,098 shares available for grant under the 1997 Plan as of December 31, 2006. The number of authorized shares under the 1997 Plan is subject to annual increases based upon an evergreen provision. The evergreen provision provides that the number of shares authorized under the 1997 Plan shall be increased annually by the lesser of: (a) the amount, if any, necessary so that the total shares authorized under the 1997 Plan, including all past and future issuances, equals 12% of our outstanding Common Stock calculated based on a modified fully-diluted share basis on such date, or (b) a lesser amount as may be determined by our Board of Directors. This evergreen provision was approved by our stockholders at our Annual Meeting of Stockholders in May 2001. During the year ended December 31, 2006, our Board of Directors determined not to increase the number of authorized shares under 1997 Plan pursuant to the evergreen provision.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for year ended December 31, 2007. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2006, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in the Proxy Statement and form of proxy relating to our 2008 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than November 28, 2007. In addition, any proposals must comply with the other requirements of Rule 14a-8.

If you wish to present a proposal before the 2008 Annual Meeting, but do not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before February 11, 2008, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule which we have implemented for current and future stockholder communications. This rule permits us to deliver a single proxy or information statement to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy statements and reduces the amount of duplicative information you may currently receive. If this rule applies to you and you wish to continue receiving separate proxy materials without participating in the householding rule, please check the designated box on the enclosed proxy card. If we do not hear from you within 60 days, we will assume that we have your consent to deliver one set of proxy materials under the rule. This consent will continue for as long as you remain a stockholder of the Company, unless you inform us in writing otherwise at the following address: American Tower Corporation, c/o ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 (617-375-7500). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Access to Proxy-Related Materials and Annual Report to Stockholders

We offer our stockholders the opportunity to view future proxy statements and our annual report to stockholders through the Internet instead of receiving paper copies by the mail. If you are a registered stockholder you can choose this option by following the instructions on your form of proxy. Your consent to view these documents electronically instead of receiving paper copies will last until you revoke such consent, which you may do at any time by contacting us at the address above. If you choose to view future statements and reports electronically, you will continue to receive a proxy card for voting purposes only and will be provided with an Internet website where you can access these materials. If you hold your shares of Common Stock through an intermediary (such as a bank or broker), please refer to the information provided by the intermediary on how to choose to view our proxy statements and annual reports through the Internet.

Annual Report on Form 10-K

A copy of our Form 10-K for the year ended December 31, 2006, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon written request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.
Chairman of the Board, President and Chief Executive Officer

Boston, Massachusetts

March 21, 2007

ANNEX A

AMERICAN TOWER CORPORATION 2007 EQUITY INCENTIVE PLAN

1.	Purpose.

The purpose of the American Tower Corporation 2007 Equity Incentive Plan (the “Plan”) is to attract and retain persons who are expected to make important contributions to the Company and its Affiliates, to provide an incentive for them to achieve the Company’s goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Class A Common Stock. Certain capitalized terms used herein are defined in Section 7 below.

2.	Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions hereof in its discretion. The Committee’s determinations hereunder shall be final and binding. The Committee may, subject to applicable law, delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations hereunder with respect thereto, provided that the Committee shall fix the maximum number of shares that may be subject to such Awards.

3.	Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4.	Stock Available for Awards.

(a) Amount. Subject to adjustment under subsection (c), up to an aggregate of 30,000,000 shares of Common Stock, plus the shares subject to any Award that expires or is terminated unexercised or is forfeited, to the extent of such expiration, termination, or forfeiture, may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan.

(b) Limit on Individual Grants. The aggregate number of shares of Common Stock that may be granted to any Participant in any fiscal year (i) subject to Options or Stock Appreciation Rights or (ii) subject to other types of Awards with respect to which Performance Goals apply shall not exceed 3,000,000 shares, subject to adjustment under subsection (c).

(c) Adjustments. Upon any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, the number of shares in respect of which Awards may be made under the Plan, the number of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants in subsection (b) shall be proportionately adjusted, provided that the number of shares subject to any Award shall always be a whole number. In the event the Committee determines that any other reorganization, recapitalization, merger, spin-off or other corporate transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which Awards may be made under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants in subsection (b), provided that the number of shares subject to any Award shall always be a whole number. Any adjustment made pursuant to this subsection shall be subject, in the case of Incentive Stock Options, to any limitation required under the Code.

5.	Awards under the Plan.

(a) Types of Awards. The Committee may grant Options, Restricted Stock, Restricted Stock Units, Stock Equivalents and Awards of shares of Common Stock that are not subject to restrictions or forfeiture.

(b) Terms and Conditions of Awards.

(i) The Committee shall select the Participants to receive Awards and determine the terms and conditions of each Award. Without limiting the foregoing but subject to the other provisions of the Plan and applicable law, the Committee shall determine (A) the number of shares of Common Stock subject to each Award or the manner in which such number shall be determined, (B) the price, if any, a Participant shall pay to receive or exercise an Award or the manner in which such price shall be determined, (C) the time or times when an Award may vest or be exercised or settled, (D) any Performance Goals, restrictions or other conditions to vesting, exercise, or settlement of an Award, (E) whether an Award may be settled in the form of cash, Common Stock or other securities of the Company, Awards or other property, and the manner of calculating the amount or value thereof, (F) the duration of any Restricted Period or any other circumstances in which an Award may be forfeited to the Company, (G) the effect on an Award of the disability, death, retirement or other termination of service of a Participant, and (H) the extent to which, and the period during which, the Participant or the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(ii) The Committee shall determine the form of consideration and manner of payment of the exercise price of any Award. Without limiting the foregoing, the Committee may, subject to applicable law, permit such payment to be made in whole or in part in cash or by surrender of shares of Common Stock (which may be shares retained from the respective Award) valued at their Fair Market Value on the date of surrender, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine. The Company may accept, in lieu of actual delivery of stock certificates, an attestation by the Participant in form acceptable to the Committee that he or she owns of record the shares to be tendered free and clear of claims and other encumbrances.

(iii) Any Award may be made alone, in addition to, or in relation to any other Award. The terms of Awards of each type need not be identical, and the Committee need not treat Participants uniformly. No Award shall be transferable except upon such terms and conditions and to such extent as the Committee determines, provided that no Award shall be transferable for value and Incentive Stock Options may be transferable only to the extent permitted by the Code. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code. The achievement or satisfaction of any Performance Goals, restrictions or other conditions to vesting, exercise, or settlement of an Award shall be determined by the Committee.

(c) Provisions Applicable to Certain Types of Awards.

(i) Options and Stock Appreciation Rights. The exercise price for any Option or Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. No Option or Stock Appreciation Right shall have a term longer than ten years. No Incentive Stock Option may be granted more than ten years after the effective date of the Plan. The Committee shall determine the manner of calculating the excess in value of the shares of Common Stock over the exercise price of a Stock Appreciation Right.

(ii) Restricted Stock and Restricted Stock Units.

(1) Shares of Restricted Stock and shares subject to Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the applicable Restricted Period. Restricted Stock Units may be settled in shares of Common Stock or cash as determined by the Committee. The Company shall deliver certificates with respect to shares of Restricted Stock and Restricted Stock Units that are settled in shares to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary at the expiration of the Restricted Period.

(2) Notwithstanding clauses (D) or (E) of Section 5(b)(i) or Section 6(i),

a. forfeiture restrictions on shares of Restricted Stock and Restricted Stock Units that lapse solely based on the length of the Participant’s service shall lapse with respect to no more than one-third of such shares per year; and

b. forfeiture restrictions on shares of Restricted Stock and Restricted Stock Units that lapse based on the achievement of Performance Goals shall lapse based on a performance period of at least one year;

provided that the foregoing limitations shall not apply to (i) lapses of restrictions in connection with the disability, death, retirement or other termination of service of the Participant or in accordance with Section 6(e) or (ii) other Awards, including modifications of Awards, with respect to an aggregate number of shares not exceeding five percent of the total number of shares authorized for issuance under the Plan.

6.	General Provisions.

(a) Documentation. Each Award under the Plan shall be evidenced by documentation in the form prescribed by the Committee and delivered to or executed and delivered by the Participant specifying the terms and conditions of the Award and containing such other terms and conditions not inconsistent with the provisions hereof as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable law and accounting principles. Any such documentation may be maintained solely in electronic format.

(b) Termination and Forfeiture. The terms of any Award may include such continuing provisions for termination of the Award and/or forfeiture or recapture of any shares, cash or other property previously issued pursuant thereto relating to competition or other activity or circumstances detrimental to the Company as the Committee may determine to be in the Company’s best interests.

(c) Dividends. In the discretion of the Committee, any Award may provide the Participant with dividends or dividend equivalents payable (in cash, in shares of Common Stock, or in the form of Awards under the Plan) currently or deferred and with or without interest.

(d) Committee Discretion. Except as otherwise provided hereby or in a particular Award, any determination or action with respect to an Award may be made or taken by the Committee at the time of grant or at any time thereafter.

(e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the vesting, exercise, or settlement of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the vesting, exercise, or settlement of the Award in connection with the change in control, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) causing the Award to be assumed, or new rights substituted therefor, by another entity, or (v) terminating the Award, as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Tax Withholding. A Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant under the Plan or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(g) Legal Compliance. The Company shall not be required to issue any shares of Common Stock or take any other action pursuant to the Plan unless the Company is satisfied that all requirements of law, or of any stock exchange on which the Common Stock is then listed, in connection therewith have been or will be complied with, and the Committee may impose any restrictions on the rights of Participants hereunder as it shall deem necessary or advisable to comply with any such requirements.

(h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified herein as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the dates of vesting, exercise or settlement, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the terms of the Award permit such action, the Committee determines that such action is required by law, or the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The foregoing notwithstanding, without further approval of the stockholders of the Company, the Committee shall not authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce the exercise price and no Option or Stock Appreciation Right shall be canceled and replaced with an Award exercisable for Common Stock at a lower exercise price.

7.	Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any award of shares of Common Stock or right with respect to shares described in Section 5(a).

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees appointed by the Board to administer the Plan or a specified portion thereof. Each such committee shall be comprised of not less than two members of the Board who shall meet such criteria as the Board may specify from time to time.

“Class A Common Stock” means the Class A Common Stock, $0.01 par value, of the Company.

“Company” means American Tower Corporation, a Delaware corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Date of Grant” means the date on which all requirements under applicable law and the Company’s certificate of incorporation and bylaws for the effective grant of an Award have been satisfied.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s legal representative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” with respect to the Common Stock or other property means the fair market value thereof determined by such methods as shall be established by the Committee from time to time. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of the Common Stock as of any date shall mean (i) if the Common Stock is then listed or admitted to trading on a national securities exchange, the last reported sale price on such date on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on such exchange on such date or (ii) if the Common Stock is then traded in the over-the-counter market, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal or other appropriate publication selected by the Committee, for the over-the-counter market.

“Incentive Stock Option” means an Option complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder.

“Option” means a right to purchase shares of Common Stock and may be an Incentive Stock Option if specified by the Committee.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

“Restricted Period” means any period during which an Award or any part thereof may be forfeited to the Company.

“Restricted Stock” means shares of Common Stock that are subject to forfeiture to the Company.

“Restricted Stock Unit” means the right, subject to forfeiture, to receive the value of a share of Common Stock in the future, payable in the form of cash, Common Stock or other securities of the Company, Awards or other property, and is an unfunded and unsecured obligation of the Company.

“Stock Appreciation Right” means the right to receive any excess in value of shares of Common Stock over the exercise price of such right.

“Stock Equivalent” means the right to receive payment from the Company based in whole or in part on the value of the Common Stock, payable in the form of cash, Common Stock or other securities of the Company, Awards or other property, and may include without limitation phantom stock, performance units, and Stock Appreciation Rights.

“Transferable for value” means a transfer on terms that would prevent the Company from relying on Securities and Exchange Commission Form S-8 (or any successor form) with respect to the issuance of the Common Stock underlying the respective Award.

8.	Miscellaneous.

(a) No Rights with Respect to Service. No person shall have any claim or right hereunder to be granted an Award. Neither the adoption, maintenance, or operation of the Plan nor any Award hereunder shall confer upon any person any right with respect to the continuance of his or her employment by or other service with the Company or any Affiliate nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such service at any time, including, without limitation, the right to promote, demote or otherwise re-assign any person from one position to another within the Company or any Affiliate. Unless the Committee otherwise provides in any case, the service of a Participant with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

(b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof.

(c) Effective Date. The effective date of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

VOTE BY INTERNET

24 Hours a Day, 7 Days a Week

It’s Fast and Convenient

NOTE: If you submit your proxy by the Internet, there is no need for you to mail back this proxy card

AMERICAN TOWER CORPORATION
116 HUNTINGTON AVENUE
BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES D. TAICLET, JR., BRADLEY E. SINGER and WILLIAM H. HESS, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated below and on the reverse hereof, all the Class A common stock, $.01 par value per share, of American Tower Corporation held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the 2007 Annual Meeting of Stockholders to be held on May 9, 2007 or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THE PROXIES WILL VOTE FOR EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If noting any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

116 HUNTINGTON AVENUE 11TH FLOOR BOSTON, MASSACHUSETTS 02116

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Tower Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Tower Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: If you submit your proxy by the Internet, there is no need for you to mail back this proxy card.

Special Note to Former Class B Holders: Use this proxy to vote your shares of Class A common stock even if you have not exchanged your Class B Common Stock certificate(s).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION

Vote On Directors

1.	Election of eight (8) members to the Board of Directors of American Tower Corporation:
	Nominees:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name(s) on the line below.
	01) Raymond P. Dolan 02) Ronald M. Dykes 03) Carolyn F. Katz 04) Gustavo Lara Cantu	05) Pamela D. A. Reeve 06) David E. Sharbutt 07) James D.Taiclet, Jr. 08) Samme L. Thompson

Vote On Proposals		For	Against	Abstain

2.	Approval of the American Tower Corporation 2007 Equity Incentive Plan.	☐	☐	☐

3.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2007.	☐	☐	☐

To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full company name by an authorized officer or if a partnership please sign in partnership name by an authorized person.

ADDRESS CHANGES/COMMENTS - If you have any address changes/comments, please check the following box and note on the reverse side.		☐

ELECTRONIC ACCESS - Please indicate if you wish to view future meeting materials electronically via the Internet instead of receiving a hard copy of the materials by mail.		Yes ☐	No ☐

HOUSEHOLDING ELECTION - Please indicate if you wish to receive certain future investor communications in a single package per household.		☐	☐

Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners)	Date